UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Mosaic Company

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Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

August 23, 2012

Dear Stockholder:

You are cordially invited to attend The Mosaic Company’s 2012 Annual Meeting of Stockholders. The meeting will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 and via the Internet at www.virtualshareholdermeeting.com/MOS12 on October 4, 2012, at 10:00 a.m. local time. A Notice of the Annual Meeting and a Proxy Statement covering the formal business of the meeting appear on the following pages. At the meeting we will report on our operations during the fiscal year ended May 31, 2012. Directions to the meeting are included at the end of the accompanying Proxy Statement.

We hope that you will be able to attend the meeting. However, even if you are planning to attend the meeting, please promptly submit your proxy vote by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

Your cooperation and prompt attention to this matter are appreciated. We look forward to seeing you at the Annual Meeting.

Sincerely,

James T. Prokopanko President and Chief Executive Officer

Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

Notice of 2012 Annual Meeting of Stockholders

To Our Stockholders:

The 2012 Annual Meeting of Stockholders of The Mosaic Company, a Delaware corporation, will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on October 4, 2012, at 10:00 a.m. local time, to consider and act upon the following matters, each of which is explained more fully in the accompanying Proxy Statement:

1.	The election of four directors for terms expiring in 2015, each as recommended by the Board of Directors;

2.	The ratification of the election of one director for a term expiring in 2013, as elected by the Board of Directors in accordance with our Bylaws to fill a vacancy in the Board;

3.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending May 31, 2013 and the effectiveness of internal control over financial reporting as of May 31, 2013, as recommended by our Audit Committee;

4.	An advisory vote to approve the compensation of our executive officers disclosed in the accompanying Proxy Statement; and

5.	Any other business that may properly come before the 2012 Annual Meeting of Stockholders or any adjournment or postponement thereof.

In accordance with our Bylaws and resolutions of the Board of Directors, only stockholders of record at the close of business on August 13, 2012 are entitled to notice of and to vote at the 2012 Annual Meeting of Stockholders.

By Order of the Board of Directors

Richard L. Mack

Executive Vice President, General Counsel and Corporate Secretary

August 23, 2012

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on October 4, 2012:

Our Proxy Statement and 2012 Report to Stockholders are available at www.mosaicco.com/proxymaterials.

SUMMARY INFORMATION

This summary highlights information in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our 2012 Report to Stockholders carefully before voting.

The Mosaic Company Annual Meeting of Stockholders

• Date and Time:	October 4, 2012; 10:00 a.m. local time
• Place:	Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441
• Virtual Meeting:	www.virtualshareholdermeeting.com/MOS12
• Record Date:	August 13, 2012

General Information

Corporate website:	www.mosaicco.com
Investor website:	www.mosaicco.com/investors
2012 Report to Stockholders:	www.mosaicco.com/proxymaterials

Voting Matters

	Board Recommendation	Page
Election of Four Directors	FOR each director nominee	9
Ratification of Election of One Director Elected to Fill a Vacancy	FOR	83
Ratification of KPMG LLP as Auditors	FOR	84
Say-on-Pay Advisory Proposal	FOR	84

Our Business

We are the world’s leading combined producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry. Through our broad product offering, we are a single source supplier of phosphate- and potash-based crop nutrients and animal feed ingredients. We serve customers in approximately 40 countries. We mine phosphate rock in Florida and process rock into finished phosphate products at facilities in Florida and Louisiana. We mine potash in Saskatchewan, New Mexico and Michigan. We have other production, blending or distribution operations in Brazil, China, India, Argentina, and Chile, and a strategic equity investment in a phosphate rock mine in the Bayovar region in Peru. We operate in the top four nutrient-consuming countries in the world. During fiscal 2012, we accounted for approximately 13% of estimated global production and 58% of estimated North American production of concentrated phosphate crop nutrients and 12% of estimated global potash production and 39% of estimated North American potash production.

Business Highlights

For fiscal 2012, net earnings attributable to Mosaic were $1.9 billion, or $4.42 per diluted share. We generated a fiscal year record of $2.7 billion in cash flows from operations, and maintained cash and cash equivalents of $3.8 billion as of May 31, 2012. We believe that crop nutrient market fundamentals continue to remain strong due to the positive long-term global outlook for agriculture, supported by increased demand for grains and oilseeds and modest global grain and oilseed stocks. We also made significant progress towards our strategic objectives in fiscal 2012. Highlights of fiscal 2012 performance include:

•	Our strong cash position allowed us to execute on strategic investments and capital strategies:
➢	We continued expansion of capacity in our Potash business, in line with our views of the long-term fundamentals of increasing global demand in that business.
➢	We completed new manufacturing capacity for our premium MicroEssentials® product, and increased its sales volume approximately 30%.
➢	We announced increases in our dividend rate in February and July 2012, for a total increase of 400%.

•

We settled a dispute over expiration of a tolling agreement. Under the settlement, the agreement will expire at the beginning of calendar 2013, further expanding the potash production capacity available to us.

•	We settled a challenge to a federal wetlands permit, allowing us to extend mining at our South Fort Meade, Florida, phosphate rock mine into Hardee County.
•

We continued to focus on operational efficiencies in our Phosphates and Potash businesses through disciplined operational improvements. Among the benefits of these improvements are that they allowed us to partially mitigate the reduced production at our South Fort Meade phosphate rock mine by increasing production at our other phosphate rock mines while the challenge to the federal wetlands permit was pending.

•	We completed a $750 million public debt offering and redeemed $469.3 million aggregate principal amount of higher cost, shorter term debt.
•

Following our consummation on May 25, 2011 of the first in a series of transactions intended to result in the split-off and orderly distribution of Cargill, Incorporated’s (“Cargill”) approximately 64% equity interest in us (the “New Horizon” transaction), in fiscal 2012:

➢

Our stockholders approved the conversion of each of our 113.0 million outstanding shares of class B common stock, with ten votes per share in the election of directors, on a one-for-one basis into shares of the corresponding series of Class A Common Stock, with one vote per share in the election of directors.

➢

Standard and Poor’s included us in the S&P 500 index, and we completed an underwritten secondary public offering of 20.7 million shares of our stock by two former Cargill stockholders (the “MAC Trusts”) that the MAC Trusts acquired in the New Horizon transaction.

➢	We purchased an additional 21.3 million shares of our stock from the MAC Trusts for $1.2 billion.
•	We drove strong improvements in employee and contractor safety, in our continuing pursuit of an injury-free workplace.

We have included additional information on these matters in this Proxy Statement or in our accompanying 2012 Report to Stockholders.

Compensation Highlights

•	Say-on-Pay:
➢	2011 “Say-on-Pay” advisory proposal approved by 97.7% of votes cast.
➢	Say-on-Pay advisory proposals submitted to stockholders annually.
•	Fiscal 2012 Executive Compensation:
➢	Compensation aligned with strategic interests of our investors.
➢	Target direct compensation for Named Executive Officers commensurate with strong business results and reflects our compensation philosophy.
➢	Target compensation for Named Executive Officers designed to be competitive with evolving trends and best practice.
➢	High proportion of target direct compensation “at risk” based on individual and company performance and more than half in the form of long-term incentives paid in the form of equity:

➢	Enhanced long-term incentive program by introducing performance-based equity awards to replace a portion of historic stock option and restricted stock unit grants.
➢	Long-term equity incentive “burn rate” (ratio of shares subject to long-term equity incentive awards as a percentage of our outstanding stock) of 0.11% for fiscal 2012.
➢

Our Compensation Committee approved one-time, fixed dollar retention awards, payable in our common stock, to each of our Named Executive Officers, to help assure continuity of management, strategy and execution of our business priorities following our consummation on May 25, 2011 of the first of the New Horizon transactions. These retention awards become payable if the participant is employed by us at July 21, 2014.

•	Compensation Governance:

➢ Executive Employment Agreements:	No
➢ Executive Change-in-Control Agreements:	Double Trigger; No Tax Gross-Up
➢ Stock Ownership Guidelines:	Yes
➢ “Clawback” Policy:	Yes
➢ Hedging Policy:	Yes
➢ Independent Compensation Consultant:	Yes
➢ Access to Other Independent Advisors:	Yes
•	Compensation Philosophy: Utilize our executive compensation program to:
➢	Align strategic interests with stockholders’ interests.
➢	Achieve short and long-term business objectives.
➢	Attract, retain and motivate employees.
➢	Pay for performance.
•	Compensation Risk: Balanced set of rewards without encouraging excessive risk-taking.
•

Perquisites and Other Special Executive Benefits:  Standard benefits and limited special executive perquisites and other benefits. Reportable perquisites and other special executive benefits not generally available to salaried domestic employees did not exceed $50,000 for any Named Executive Officer for fiscal 2012.

Corporate Governance Highlights

•

Transition to Fully Independent Company.  Transitioned from controlled to fully independent company status following the New Horizon transaction, including immediate compliance with New York Stock Exchange (“NYSE”) requirements for:

➢	Independent directors. All of our directors, except our CEO and one director who is an executive officer of Cargill, are independent.
➢	Independent members of our Audit, Compensation and Corporate Governance and Nominating Committees.
•	Adoption of Majority Vote Standard. Our Board amended our Bylaws to provide for the election of directors by a majority of votes cast in uncontested elections.
•	Independent Non-Executive Chairman. Our Board is led by an independent non-executive Chairman.
•	Director Stock Ownership. $425,000 minimum guideline for directors with five years service.
•

Succession Planning.  Rigorous framework for Corporate Governance and Nominating Committee annual review of succession planning for our CEO and for Compensation Committee annual review of succession planning for other executive officers and key executives.

•	Environmental, Health, Safety and Sustainable Development.
➢	Dedication to protecting our employees and being a good steward of the land and water resources.
➢	Separate standing Board committee to oversee environmental, health, safety and sustainable development.
➢	Became signatory and active participant in the United Nations Global Compact.
•	Annual Board and Committee Evaluations.
➢	Annual self-evaluation by Board and each standing committee, including peer review.
➢	Annual review of each standing committee’s charter.

Risk Oversight

•

Standing management Enterprise Risk Management, or ERM, Committee assists in achieving business objectives through systematic approach to anticipate, analyze and review material risks. Consists of cross-functional team of executives and senior leaders.

•	Board oversees management’s actions, with assistance from each of its standing committees. Management reports on enterprise risks to the full Board on a regular basis.

Directors and Director Nominees

The table below shows summary information about each director and nominee for election as a director. Each director nominee is elected by a majority of the votes cast. These nominees will be elected for terms that expire in 2015. In addition, in accordance with our bylaws, our Board has elected Harold MacKay to fill a vacancy in the class of directors whose term of office expires in 2013, to be effective upon the conclusion of the 2012 Annual Meeting of Stockholders (“2012 Annual Meeting”). As a matter of good corporate governance, Mr. MacKay’s vacancy election by the Board is being submitted for ratification by the stockholders. Each director was present for at least 85% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during fiscal 2012 and subsequent to the election of such director to the Board.

Name	Age	Director Since	Occupation	Experience/ Qualifications		Committee Memberships				Other Company Boards
					Independent	AC	Comp	Gov	EHSS
Nominees for Election as Directors
Phyllis E. Cochran	60	2006	President and CEO, Navistar Financial Corporation	•Executive and Operational Leadership •Finance •Business Development	X
Gregory L. Ebel	48	Nominee	President and CEO, Spectra Energy Corp	•Executive Leadership •Finance •Business Development	X					DCP Midstream, LLC Spectra Energy Corp
Robert L. Lumpkins	68	2004	Retired, former Vice Chairman and CFO, Cargill	•Executive Leadership •Finance •Agricultural/ Fertilizer Business •Formation of Mosaic	X					Ecolab, Inc. Airgas, Inc.
William T. Monahan	65	2004	Retired, former Chairman, President and CEO, Imation Corp.	•Executive and Operational Leadership •Marketing •Executive Compensation	X					Hutchinson Technology Pentair Inc. (lead director)
Continuing Directors
Directors Whose Term of Office Expires in 2013
William R. Graber	69	2004	Retired, former Senior Vice President and CFO, McKesson Corporation	•Financial Expertise and Leadership •Audit Committee Financial Expert •Executive Leadership	X					Kaiser Permanente Archimedes, Inc.
Emery N. Koenig	56	2010	Executive Vice President and Chief Risk Officer, Cargill	•Executive Leadership •Finance •Risk Management •Agricultural Business

Harold H. MacKay	72	2004	Counsel, MacPherson Leslie & Tyerman LLP	•Corporate Governance •Business, Government and Regulatory Affairs in Canada •Fertilizer Business •Formation of Mosaic and New Horizon transaction •Risk Oversight	X	Domtar Corporation (non-executive Chair) Toronto-Dominion Bank
David T. Seaton	51	2009	Chairman and CEO, Fluor Corporation	•Project Management •Executive Leadership •Global Operations •Energy and Chemicals Markets	X	Fluor Corporation (Chairman)
Directors Whose Term of Office Expires in 2014
Nancy E. Cooper	58	2011	Retired, former Executive Vice President and CFO, CA, Inc.	•Financial Expertise and Leadership •Audit Committee Experience •Software Technology •Ethics and Compliance	X	Teradata Corporation Guardian Life Insurance Company
James L. Popowich	68	2007	Retired, former CEO, Elk Valley Coal Corporation	•Executive and Operational Leadership •Mining •Environment, Health, Safety and Sustainability	X
James T. Prokopanko	59	2004	President and CEO, Mosaic	•Management Interface with Board •Agriculture/ Fertilizer		Vulcan Materials Company
Steven M. Seibert	57	2004	Attorney, The Seibert Law Firm	•Government and Public Policy •Statewide and Local Issues in Florida •Environment and Land Use	X

AC:	Audit Committee
Comp:	Compensation Committee
Gov:	Corporate Governance and Nominating Committee
EHSS:	Environmental, Health, Safety and Sustainable Development Committee

:	Committee Chair

:	Committee Member

Auditors

As a matter of good corporate governance, we are requesting our stockholders to ratify our selection of KPMG LLP as our independent registered public accounting firm. The table below shows information about KPMG LLP’s fees for services in fiscal 2012 and 2011:

	2012 ($)	2011 ($)
Audit Fees	4,415,000	4,699,000
Audit-Related Fees	470,000	1,535,000
Tax Fees	433,000	516,000
All Other Fees	0	7,000

Frequently Asked Questions and Directions to Meeting

We provide answers to many frequently asked questions about the annual meeting and voting, including how to vote shares held in employee benefit plans, in the Questions and Answers section beginning on page 90. We have included directions to the 2012 Annual Meeting on the back cover of this proxy statement.

PROXY STATEMENT

The Board of Directors of The Mosaic Company is soliciting proxies for use at the 2012 Annual Meeting to be held on October 4, 2012, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed or made available to stockholders on or about August 23, 2012.

References in this Proxy Statement to “Mosaic” refer to The Mosaic Company and references to the “Company,” “we,” “us,” or “our” refer to Mosaic and its direct and indirect subsidiaries, individually or in any combination.

Our fiscal year ends on May 31, and references in this Proxy Statement to a particular fiscal year are to the twelve months ended May 31 of that year.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors has nominated four directors for election at the 2012 Annual Meeting to hold office for three-year terms expiring in 2015.

Our Board of Directors currently consists of 11 members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. In accordance with our Bylaws, our Board of Directors has determined to increase the number of directors to 12 members, effective as of the date of the 2012 Annual Meeting. The additional Board seat shall be added to the class of directors whose term expires in 2013 so as to maintain the number of directors in each class as nearly equal as possible as specified in our Restated Certificate of Incorporation.

Four directors currently serve in the class of directors whose term expires at the 2012 Annual Meeting. Phyllis E. Cochran, Robert L. Lumpkins and William T. Monahan, each of whom is currently serving in the class of directors whose term expires at the Annual Meeting, will stand for re-election at the 2012 Annual Meeting for three-year terms expiring in 2015 and have indicated a willingness to serve another term. Harold H. MacKay, who is also currently serving in the class of directors whose term expires at the 2012 Annual Meeting, has been elected by our Board of Directors, in accordance with our Bylaws, to fill the vacancy in the class of directors whose term expires in 2013, to be effective upon the conclusion of the 2012 Annual Meeting. As a matter of good corporate governance, the Board has chosen to submit Mr. MacKay’s vacancy election for ratification by our stockholders. See “Proposal No. 2 – Ratification of the Election of One Director Elected to Fill Vacancy.” Our Board has nominated Gregory L. Ebel for election at the 2012 Annual Meeting for a three-year term expiring in 2015 to fill the vacancy resulting from the election by the Board of Mr. MacKay to the class of directors whose term expires in 2013 upon conclusion of the annual meeting.

If one or more nominees should become unavailable to serve as a director, it is intended that shares represented by the proxies will be voted for such substitute nominee or nominees as may be selected by the Board.

Nomination and Selection of Directors

The Corporate Governance and Nominating Committee identifies and evaluates potential director candidates in a variety of ways:

•	Periodic solicitation of input from Board members.

•	Consultations with senior management and director search firms.

•	Candidates nominated by stockholders who have complied with the advance notice procedures set forth in our Bylaws.

The Corporate Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines its nominees after considering the recommendation of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee evaluates all candidates on the same basis regardless of the source of the referral.

Our Bylaws provide that a stockholder entitled to vote at an annual meeting who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary of his or her intention to make such a nomination. In accordance with the advance notice procedures in our Bylaws, a notice of nomination is required to be received within the prescribed time and must contain certain information about both the nominee and the stockholder making the nomination as described in our Policy Regarding Identification and Evaluation of Potential Director Nominees. The full text of this policy is available on our website www.mosaicco.com under the “Investors – Corporate Governance” caption. The Corporate Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. Additionally, the notice of nomination must include a statement whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election, an irrevocable resignation letter to be effective upon acceptance by the Board, in accordance with our Corporate Governance Guidelines. The remainder of the requirements of the advance notice procedures are described in this Proxy Statement under the caption “Stockholder Proposals and Nominations for the 2013 Annual Meeting of Stockholders.” A nomination that does not comply with the advance notice procedures may be disregarded.

Director Qualifications

In order to be nominated by the Board as a director, director nominees should possess, in the judgment of the Corporate Governance and Nominating Committee, the qualifications set forth in our Corporate Governance Guidelines, including:

•	Personal characteristics:

•	highest personal and professional ethics, integrity and values;

•	an inquisitive and objective perspective; and

•	practical wisdom and mature judgment;

•	Broad experience at the policy-making level in business, agriculture, government, academia or technology;

•

Expertise that is useful to us and complementary to the background and experience of other directors, so that an appropriate balance of skills and experience of the membership of the Board can be achieved and maintained;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance;

•	Involvement only in activities or interests that do not create a material conflict with the director’s responsibilities to us and our stockholders;

•	Commitment in advance of necessary time for Board and committee meetings; and

•	A personality reasonably compatible with the existing Board members.

In evaluating director nominees, the Board and the Corporate Governance and Nominating Committee believe that diversity in the broadest sense, as stated in our Corporate Governance Guidelines, including background, experience, geographic location, gender and ethnicity, is an important consideration in the composition of the Board as a whole. The committee discusses diversity considerations in connection with each director candidate. When seeking the assistance of a director search firm to identify candidates, the Corporate Governance and Nominating Committee requests that the search firm consider diversity, in addition to other factors, in its search criteria.

Our Corporate Governance and Nominating Committee annually reviews our Corporate Governance Guidelines, including the provisions relating to diversity, and recommends to the Board any changes it believes appropriate to reflect best practices. In addition, our Board assesses annually its overall effectiveness by means of a self-evaluation process. This evaluation includes, among other things, a peer review and an assessment of the overall composition of the Board, including a discussion as to whether the Board has adequately considered diversity, among other factors, in identifying and discussing director candidates.

The full text of our Corporate Governance Guidelines is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Nominees for Election as Class II Directors Whose Terms Expire in 2015

Phyllis E. Cochran President and Chief Executive Officer Navistar Financial Corporation Age: 60 Director Since: October 2006 Fiscal 2012 Meeting Attendance: 100% Independent: Yes	Ms. Cochran has served as President and Chief Executive Officer of
Navistar Financial Corporation, the financing company of Navistar
International Corporation (“Navistar”), a truck and engine manufacturer, since July 1, 2012. Prior to July 2012, Ms. Cochran served as President of the Parts Group of Navistar, Inc., the operating company of Navistar, since January 2010 and as the Senior Vice President and General
Manager of the Parts Group of Navistar, Inc. from January 2007 until her election as its President. Previously, she served as Vice President and General Manager of the Parts Group of Navistar, Inc. from January
2004 to December 2006. She also serves on Navistar’s Executive
Council. Ms. Cochran served as the Chief Executive Officer and General
Manager of Navistar Financial Corporation from December 2002 to
December 2003. Since joining Navistar in 1979, she has held various positions, including Vice President of Operations and Controller at
Navistar Financial Corporation and other financial management roles.
Skills and Qualifications:

Executive and Operational Leadership – Breadth of executive and operational leadership at Navistar. Experienced in global parts business encompassing supply chain, warehousing, distribution and sales.

Finance – Experience in financial matters and as a financial executive, including Controller of a subsidiary of Navistar.

Business Development – Experience in leading organization in the development and execution of strategy in leadership roles at Navistar.

Mosaic Committee Membership:
• Audit • Compensation

Gregory L. Ebel President and Chief Executive Officer Spectra Energy Corp Age: 48 Director Nominee Independent: Yes	Mr. Ebel has served as President and Chief Executive Officer of Spectra Energy Corp, which, through its subsidiaries and equity affiliates, owns and operates a large and diversified portfolio of complementary natural gas-related energy assets (“Spectra Energy”), since January 1, 2009. Prior to January 2009, Mr. Ebel served as Group Executive and Chief Financial Officer of Spectra Energy from January 2007, as President of Union Gas Limited, a subsidiary of Spectra Energy, from January 2005 until January 2007, and Vice President, Investor & Shareholder Relations of Duke Energy Corporation (“Duke Energy”) from November 2002 until January 2005. Spectra Energy spun off from Duke Energy in 2007. Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy Inc.
Skills and Qualifications:

Executive Leadership – Breadth of senior executive and policy-making roles at Spectra Energy and Duke Energy, including as President of Union Gas Limited, and in a number of leadership positions in the areas of finance, operations and strategic development.

Finance – Experience in financial matters and as a financial executive, including Chief Financial Officer of Spectra Energy and Vice President, Investor and Shareholder Relations of Duke Energy.

Business Development – Experience in leading organization in the areas of strategic development and mergers and acquisitions at Spectra Energy and Duke Energy.

Other Board Service:
Spectra Energy Corp DCP Midstream, LLC

Robert L. Lumpkins

Retired, former Vice Chairman and Chief Financial Officer

Cargill, Incorporated

Non-executive Chairman of

Mosaic’s Board

Age: 68

Director Since: January 2004

Fiscal 2012 Meeting Attendance:

100%

Independent: Yes

Mr. Lumpkins served as Vice Chairman of Cargill from August 1995 to October 2006 and as its Chief Financial Officer from 1989 to 2005. Mr. Lumpkins serves as a member of the Board of Directors of Ecolab, Inc., where he is Chair of the Safety, Health and Environment Committee and Vice Chair of the Audit Committee, and Airgas, Inc., where he is on the Audit Committee and has been designated as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”), and previously served as a member of the Board of Directors of Webdigs, Inc. until his resignation in May 2010. He also serves on the nonprofit board of Howard University. As Vice Chairman of Cargill, Mr. Lumpkins played a key role in the formation of Mosaic through the combination of IMC Global Inc. (“IMC”) and Cargill’s fertilizer businesses.
Skills and Qualifications:
Executive Leadership – Experience in various senior executive and policy-making roles at Cargill, including as Vice Chairman for over a decade; international management; strong and effective Board leadership and governance.

Finance – Served in various financial leadership roles at Cargill, including Chief Financial Officer for over ten years.

Agricultural and Fertilizer Business Expertise; Formation of Mosaic – Experience in Cargill’s agricultural and fertilizer businesses and service as one of Cargill’s key leaders in the conception and formation of Mosaic; possesses unique strategic and business insights into our business.

Mosaic Committee Membership:
• Corporate Governance and Nominating
Other Board Service:
• Ecolab, Inc. (Chair, Safety, Health and Environment Committee; Vice Chair, Audit Committee) • Airgas, Inc. (Audit Committee) • Howard University • Webdigs, Inc. (October 2007 to May 2010)

William T. Monahan Retired, former Chairman of the Board, President and Chief Executive Officer Imation Corp. Age: 65 Director Since: October 2004 Fiscal 2012 Meeting Attendance: 92% Independent: Yes	Mr. Monahan served as Chairman of the Board, President and Chief Executive Officer of Imation Corp. (“Imation”), a developer, manufacturer, marketer and distributor of removable data storage media products and accessories, from 1996 to 2004. Previously, he served as Group Vice President of 3M Company (“3M”) responsible for its Electro and Communications Group, senior managing director of 3M’s Italy business and Vice President of 3M’s Data Storage Products Division. Mr. Monahan served as a director from January 2005 to May 2007 and Chairman of the Board and interim Chief Executive Officer from August 2006 to 2007 of Novelis Inc. (“Novelis”), a manufacturer of aluminum and a spin-off from Alcan Aluminum, and as a director and lead director of Solutia Inc. from February 2008 to its sale in July 2012. Mr. Monahan is currently a director of Hutchinson Technology Inc., where he is Chair of the Compensation Committee and a member of the Competitive Excellence Committee, and Pentair Inc., where he is lead director and a member of the Compensation Committee and Nominating and Governance Committee.
Skills and Qualifications:

Executive and Operational Leadership – Broad experience as CEO, Chairman, and lead director of other public companies. Experienced in international management, financial management, mergers and acquisitions and corporate structure development.

Marketing – Experienced in worldwide marketing and distribution, and business to business sales development.

Executive Compensation Background – Strong background in executive compensation matters as a former CEO and in other executive roles, as well as his service as a member and chairman of compensation committees for other public companies, facilitates his leadership of our Compensation Committee.

Mosaic Committee Membership:

• Audit • Compensation (Chair)
Other Board Service:
• Hutchinson Technology, Inc. (Chair, Compensation Committee) • Pentair Inc. (Lead Director)
• Solutia Inc. (February 2008 – July 2012; Lead Director)
• Novelis Inc. (2005 – May 2007; Chairman of the Board and Interim CEO, August 2006 to 2007)

Class III Directors Whose Terms Expire in 2013

William R. Graber Retired, former Senior Vice President and Chief Financial Officer McKesson Corporation Age: 69 Director Since: October 2004 Fiscal 2012 Meeting Attendance: 100% Independent: Yes	Mr. Graber is the retired Senior Vice President and Chief Financial
Officer of McKesson Corporation, a healthcare services company.
Mr. Graber held this position since joining McKesson in February 2000 through his retirement in May 2004. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Vice President and
Chief Financial Officer, he served as Controller and Treasurer. From
1965 to 1991, Mr. Graber held a variety of financial management positions at General Electric Company. Mr. Graber currently serves as a director of Kaiser Permanente and Archimedes, Inc. Mr. Graber also served as a director of Solectron Corporation from 2004 until the company was sold in 2007.
Skills and Qualifications:

Financial Expertise and Leadership – Experience as CFO and other financial and accounting leadership roles for several other companies; allows him to serve as our “audit committee financial expert” and facilitates his leadership of our Audit Committee.

Executive Leadership: Extensive experience as both a senior executive and a director of other public companies in a wide variety of businesses, including cyclical businesses, short-cycle, long-cycle, manufacturing and service businesses.

Mosaic Committee Membership:
• Audit (Chair) • Corporate Governance and Nominating
Other Board Service:
• Kaiser Permanente • Archimedes, Inc. • Solectron Corporation (2004 – 2007)

Emery N. Koenig

Executive Vice President, Chief
Risk Officer and member of
Corporate Leadership Team

Cargill, Incorporated

Age: 56

Director Since: October 2010

Fiscal 2012 Meeting Attendance:
100%

Independent: No

Mr. Koenig was elected the Executive Vice President and Chief Risk
Officer of Cargill in June 2011 and has served as a member of its
Corporate Leadership Team since December 2009. Mr. Koenig has also served, concurrently since April 2006, as leader of the Cargill
Agricultural Supply Chain Platform. Previously, Mr. Koenig served as
Senior Vice President at Cargill from June 2010 to June 2011 and as leader of the Cargill Energy, Transportation and Industrial Platform
from June 2007 to July 2011. Since joining Cargill in 1978, Mr. Koenig has had 14 years of agricultural commodity trading and managerial experience in various locations in the United States, 15 years in Geneva,
Switzerland leading Cargill’s global trading and risk management activities, including overseeing the businesses in Malaysia, Indonesia and Singapore before returning to the United States to lead the Cargill
Energy, Transportation and Industrial Platform. Mr. Koenig currently serves as Chairman of Black River Asset Management, an independently managed subsidiary of Cargill, as a trustee for Minnesota Public Radio and as a director of Cargill, Cargill International, SA. and CARE USA.
Skills and Qualifications:

Executive Leadership – Experience in various senior executive and policy-making roles at Cargill, including broad experience in management of a global business.

Finance – Experience as executive and leader in commodity trading, international trading and asset management businesses.

Risk Management – Executive experience in risk management functions of a large, multinational business.

Agricultural Business Expertise – Experience in the agricultural business.

Mosaic Committees:
• Environmental, Health, Safety and Sustainable Development

Harold H. MacKay Counsel MacPherson Leslie and Tyerman LLP Age: 72 Director Since: October 2004 Fiscal 2012 Meeting Attendance: 94% Independent: Yes	Mr. MacKay has served as counsel to the law firm MacPherson Leslie & Tyerman LLP (“MacPherson”) in Regina, Saskatchewan, Canada since 2005. Prior to that, Mr. MacKay was a partner of MacPherson from 1969 to 2004. He served as the Clifford Clark policy advisor to the Department of Finance of Canada from 2002 to 2004 and chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998. Mr. MacKay is the non-executive Chairman of the Board of Directors and Chair of the Nominating and Governance Committee of Domtar Corporation and a director, Chair of the Risk Committee and a member of the Audit Committee of The Toronto-Dominion Bank. Mr. MacKay previously served as a director of The Vigoro Corporation (“Vigoro”) from 1994 through its acquisition by IMC in 1996, and served as a director of IMC from 1996 to our formation in October 2004 in the business combination between IMC and Cargill’s fertilizer businesses. He was made an Officer of the Order of Canada in 2002.

Skills and Qualifications:

Corporate Governance – Experience and interest in corporate governance as an attorney and as a director, chair of board governance committees and non-executive chairman of other companies.

Experience in Business, Government and Regulatory Affairs in Canada – Extensive experience in business, governmental and regulatory affairs in Canada and the Province of Saskatchewan, where most of our Potash business’ mines are located.

Fertilizer Business Expertise; Formation of Mosaic – Played an important role as a director of IMC in the conception and formation of Mosaic; previously served as a director of Vigoro. Longstanding familiarity with our business. Served as Chair of the Special Committee of the Board that negotiated the New Horizon transaction.

Risk Oversight – Experience in leading Board processes for risk management oversight.
Mosaic Committee Membership:
• Corporate Governance and Nominating (Chair)
Other Board Service:
• Domtar Corporation (Non-Executive Chairman; Chair, Nominating and Governance Committee) • The Toronto-Dominion Bank (Chair, Risk Committee; Audit Committee)

David T. Seaton Chairman and Chief Executive Officer Fluor Corporation Age: 51 Director Since: April 2009 Fiscal 2012 Meeting Attendance: 95% Independent: Yes	Mr. Seaton is the Chairman and Chief Executive Officer of Fluor Corporation, a professional services firm. He was elected chairman in February 2012 and became a member of Fluor’s board of directors and Chief Executive Officer in February 2011. Prior to his appointment as Chief Executive Officer, Mr. Seaton was Chief Operating Officer of Fluor from November 2009 to February 2011. Mr. Seaton served as Senior Group President of the Energy and Chemicals, Power and Government business groups for Fluor from March 2009 to November 2009 and as Group President of Energy and Chemicals for Fluor from February 2007 to March 2009. From September 2005 to February 2007, Mr. Seaton served as Senior Vice President and Group Executive for Fluor’s global corporate sales with geographic responsibility for the Middle East and as Senior Vice President of Fluor’s Energy and Chemicals Sales group from April 2003 to September 2005. Since joining Fluor in 1984, Mr. Seaton has held numerous positions in both operations and sales globally.
Skills and Qualifications:

Project Management – Extensive experience in leading major projects.

Executive Leadership – Experience as a CEO and in other executive leadership and policy-making roles.

Leadership of Global Operations – Experience in leadership of a large, global business.

Energy and Chemicals Markets Experience – Experience in energy and chemicals markets.

Mosaic Committee Membership:
• Compensation • Environmental, Health, Safety and Sustainable Development
Other Board Service:
• Fluor Corporation (Chairman; Chair, Executive Committee)

Class I Directors Whose Terms Expire in 2014

Nancy E. Cooper Retired, former Executive Vice President and Chief Financial Officer CA, Inc. Age: 58 Director Since: October 2011 Fiscal 2012 Meeting Attendance: 92% Independent: Yes	Ms. Cooper served as Executive Vice President and Chief Financial
Officer of CA, Inc. (“CA”), an IT management software provider, from
August 2006 until she retired in May 2011. Ms. Cooper joined CA with nearly 30 years of finance experience. From 2001 until August 2006,
Ms. Cooper served as Chief Financial Officer for IMS Health
Incorporated, a leading provider of market intelligence to the pharmaceutical and healthcare industries. Prior to joining IMS Health, she was the Chief Financial Officer of Reciprocal, Inc., a leading digital rights management and consulting firm. In 1998, she served as a partner responsible for finance and administration at General Atlantic Partners, a private equity firm focused on software and services investments.
Ms. Cooper began her career at IBM Corporation where she held increasingly important roles over a 22-year period that focused on technology strategy and financial management. Ms. Cooper has also served as a director and a member of the Audit Committee of Teradata
Corporation since 2009 and as a director and a member of the Audit
Committee of Guardian Life Insurance Company of America since
February 2012.
Skills and Qualifications:

Financial Expertise and Leadership and Audit Committee Experience – Extensive experience as a Chief Financial Officer and in other financial leadership roles at several public companies, as well as service on the audit committee of another public company.

Software Technology Experience – Experience in technology matters.

Ethics and Compliance – Ethics and compliance focus.

Mosaic Committee Membership:
• Audit • Corporate Governance and Nominating
Other Board Service:
• Teradata Corporation (Audit Committee) • Guardian Life Insurance Company of America (Audit Committee)

James L. Popowich Retired, former Chief Executive Officer Elk Valley Coal Corporation Age: 68 Director Since: December 2007 Fiscal 2012 Meeting Attendance: 100% Independent: Yes	Mr. Popowich served as President and Chief Executive Officer of Elk Valley Coal Corporation (“EVCC”), a producer of metallurgical hard coking coal, in Calgary, Alberta, from January 2004 to August 2006, and also served as President of the Fording Canadian Coal Trust, a mutual fund trust that held a majority ownership interest in EVCC, from January 2004 until his retirement in December 2006. Mr. Popowich previously served as Executive Vice President of EVCC from February 2003 to January 2004. Currently, he is a director of the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), an industry technical association dedicated to education and identifying best practices in the mineral industry. From May 2008 through May 2009 Mr. Popowich served as Past President of CIM and he served as President of CIM from May 2007 to May 2008, and as a director of Climate Change Central, an organization established by the Alberta government dedicated to the reduction of greenhouse gasses primarily through energy efficiency and demand side management, from 2002 to June 2010.
Skills and Qualifications:

Executive and Operational Leadership Experience – Significant executive and operational experience.

Mining Experience –Extensive experience in the mining business, including both shaft and open-pit; member of the Association of Professional Engineers, Geologist and Geophysicists of Alberta; and received the CIM Fellowship award for contributions to the coal industry in Canada.

Environment, Health, Safety, and Sustainability – Familiarity with addressing environmental, health, safety, corporate social responsibility and greenhouse gas matters in Canada.

Mosaic Committee Membership:
• Compensation • Environmental, Health, Safety and Sustainable Development
Other Board Service:
• CIM • Climate Change Central (2002 – 2010)

James T. Prokopanko President and Chief Executive Officer The Mosaic Company Age: 59 Director Since: October 2004 Fiscal 2012 Meeting Attendance: 100% Independent: No	Mr. Prokopanko has been our President and Chief Executive Officer since January 2007. He joined us as our Executive Vice President and Chief Operating Officer in July 2006, serving in such offices until he was elected President and Chief Executive Officer. Previously, he was a Corporate Vice President of Cargill from 2004 to 2006. He was Cargill’s Corporate Vice President with executive responsibility for procurement from 2002 to 2006 and a leader of Cargill’s Ag Producer Services Platform from 1999 to 2006. After joining Cargill in 1978, he served in a wide range of leadership positions, including being named Vice President of the North American crop inputs business in 1995. During his Cargill career, Mr. Prokopanko was engaged in retail agriculture businesses in Canada, the United States, Brazil, Argentina and the United Kingdom. Mr. Prokopanko is the sole director who is a member of management. Mr. Prokopanko is currently a director and a member of the Compensation Committee and the Governance Committee of Vulcan Materials Company.

Skills and Qualifications:

Management Interface with Board –Principal interface between management and our Board; facilitates our Board’s performance of its oversight function by communicating the Board’s and management’s perspectives to each other.

Agriculture/Fertilizer – Longstanding experience in the agriculture and fertilizer industry through executive and operational roles for Cargill.

Other Board Service:

• Vulcan Materials Company (Compensation Committee; Governance Committee)

Steven M. Seibert Attorney The Seibert Law Firm Age: 57 Director Since: October 2004 Fiscal 2012 Meeting Attendance: 86% Independent: Yes	Mr. Seibert is an attorney and certified mediator and has operated The Seibert Law Firm in Tallahassee, Florida since January 2003, typically representing private and public sector clients in environmental and land use matters. Mr. Seibert also served as Senior Vice President and Director of Strategic Visioning for the Collins Center for Public Policy, a non-profit, non-partisan organization that seeks to improve the quality of lives of the citizens of Florida and the nation, from July 2008 to September 2011. He also served as the Executive Director of the Century Commission for a Sustainable Florida from 2005 until July 2008. Prior to starting his law practice in 2003, Mr. Seibert was the gubernatorial appointed Secretary of the Florida Department of Community Affairs from 1999 to 2003 and, before that, Mr. Seibert served as an elected County Commissioner representing Pinellas County, Florida from 1992 to 1999.
Skills and Qualifications:

Government and Public Policy; Statewide and Local Issues in Florida – Service in various public policy and governmental roles in Florida, as well as his law practice, contribute to our Board’s understanding of public policy and other statewide and local issues in Florida, where most of our phosphate operations are located.

Environment and Land Use Experience – Insights gained through his experience in environmental, land and water use and emergency management in Florida enhance our Board’s perspective on these matters. Facilitates his leadership of our Environmental, Health, Safety and Sustainable Development Committee.

Mosaic Committee Membership:
• Corporate Governance and Nominating • Environmental, Health, Safety and Sustainable Development (Chair)

DIRECTOR STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines for non-employee directors. These guidelines call for each director to acquire shares with a value of at least $425,000 within five years of becoming a director. For purposes of computing a director’s holdings under our stock ownership guidelines, restricted stock units (whether vested or unvested) owned by a director are included. The following table shows information about each non-employee director’s status of the ownership guidelines at July 31, 2012:

Director	Shares Included Under Guidelines		Value* in Excess of Guideline
	Number of Shares	Value*
Phyllis E. Cochran	14,854	$577,867	$152,867
Nancy E. Cooper	3,008	$160,007	(1)
William R. Graber	24,950	$710,608	$285,608
Emery N. Koenig	5,289	$290,218	(1)
Robert L. Lumpkins	32,373	$1,012,575	$587,575
Harold H. MacKay	21,717	$618,922	$193,922
William T. Monahan	26,917	$718,604	$293,604
James L. Popowich	12,461	$578,414	$153,414
David T. Seaton	7,010	$369,330	(1)
Steven M. Seibert	15,458	$530,994	$105,994

*Under our stock ownership guidelines for non-employee directors, restricted stock units are valued at the date of grant and other shares are valued at their date of purchase.

(1) Director has not yet completed five years of service. Ms. Cooper, Mr. Koenig and Mr. Seaton will complete five years of service on October 6, 2016, October 7, 2015 and April 15, 2014, respectively, if they remain as directors of Mosaic.

Our stock ownership guidelines for executive officers, including executive officers who are directors, are described under “Stock Ownership Guidelines” in our Compensation Discussion and Analysis on page 62.

CORPORATE GOVERNANCE

Our Board of Directors oversees the management of our business and determines overall corporate policies. The Board’s primary responsibilities are directing our fundamental operating, financial and other corporate strategies and evaluating the overall effectiveness of our management. Our Board currently is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years.

Board Independence

Before the New Horizon transaction, because more than 50% of our voting power was held by Cargill, we opted to be treated as a “controlled company” for purposes of the NYSE listing standards. As a result, the NYSE listing standards did not require our Board to be comprised of at least a majority of independent directors, or our Corporate Governance and Nominating Committee or our Compensation Committee to be comprised entirely of independent directors. Although NYSE listing standards allowed for a one-year transition period following completion of the New Horizon transaction to achieve full compliance with independence requirements applicable to non-controlled companies, our Board accelerated our compliance so that we were fully compliant in August 2011.

The NYSE listing standards also require our Board to formally determine each year which directors of Mosaic are independent. In addition to meeting the minimum standards of independence adopted by the NYSE, we do not consider a director “independent” unless our Board affirmatively determines that the director has no material relationship with us.

Our Board has adopted Director Independence Standards setting forth specific criteria by which the independence of our directors will be determined. These criteria include restrictions on the nature and extent of any affiliations directors and their immediate family members may have with us, our independent accountants, or any commercial or non-profit entity with which we have a relationship. A copy of our Director Independence Standards is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Our Board, as recommended by the Corporate Governance and Nominating Committee, has determined that our directors, Phyllis E. Cochran, Nancy E. Cooper, William R. Graber, Robert L. Lumpkins, Harold H. MacKay, William T. Monahan, James L. Popowich, David T. Seaton and Steven M. Seibert, and our director nominee, Gregory L. Ebel, have no material relationships with us, satisfy all of the additional standards of independence included in our Director Independence Standards and are independent. Our Board previously made the same determinations with respect to our former director, David B. Mathis, who retired from our Board at the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”). In making its independence recommendations, our Corporate Governance and Nominating Committee reviewed all of our directors’ relationships with us based primarily on a review of each director’s response to questions regarding employment, business, familial, compensation and other relationships with us and our management. James T. Prokopanko is not independent because he is our current President and Chief Executive Officer. Emery N. Koenig is not independent because he is a current executive of Cargill, our former parent company.

Board Oversight of Risk

It is the role of management to operate the business, including managing the risks arising from our business, and the role of our Board to oversee management’s actions.

Management has established an Enterprise Risk Management, or ERM, Committee to assist us in achieving our business objectives by creating a systematic approach to anticipate, analyze and review material risks. The

ERM Committee consists of a cross-functional team of our executives and senior leaders. The ERM Committee has the responsibility for establishing the context of our ERM process, as well as identifying, analyzing, evaluating and ensuring that appropriate protocols are in place to mitigate the risks.

Our Board is responsible for oversight of our management of enterprise risk. Our Board provides guidance with regard to our enterprise risk management practices; our strategy and related risks; and significant operating, financial, legal, regulatory, legislative and other risk-related matters relating to our business. As an integral part of the Board’s oversight of enterprise risk management, the Board has directed the ERM Committee to review its activities with the full Board on a periodic basis, and the Board monitors management’s processes, reviews management’s risk analyses and evaluates our ERM performance. In addition, each regularly-scheduled meeting of our Board generally includes an in-depth review of one or more significant enterprise risk focus topics.

Pursuant to their respective charters, committees of our Board assist in the Board’s oversight of risk:

•

In accordance with its charter and NYSE governance requirements, our Audit Committee regularly reviews with management, our Vice President – Risk Advisory and Assurance, and our independent registered public accounting firm, the quality and adequacy of our system of internal accounting, financial, disclosure and operational controls, including policies, procedures and systems to assess, monitor and manage business risks, as well as compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, and discusses with management and our Vice President – Risk Advisory and Assurance Services policies regarding risk assessment and risk management.

•

Our Environmental, Health, Safety and Sustainable Development (“EHSS”) Committee oversees management’s plans, programs and processes to evaluate and manage EHSS risks to our business, operations and products; the quality of management’s processes for identifying, assessing, monitoring and managing the principal EHSS risks in our businesses; and management’s objectives and plans (including means for measuring performance) for implementing our EHSS risk management programs.

•

Our Corporate Governance and Nominating Committee oversees succession planning for our CEO and oversees from a corporate governance perspective the manner in which the Board and its committees review and assess enterprise risk.

•	Our Compensation Committee oversees risks related to our executive and employee compensation policies and practices, as well as succession planning for senior management other than our CEO.

Each of these Committees reports to the full Board on significant matters discussed at their respective meetings, including matters relating to risk oversight.

Committees of the Board of Directors

Our Board has four standing committees:

•	Audit;

•	Compensation;

•	Corporate Governance and Nominating; and

•	Environmental, Health, Safety and Sustainable Development.

Each of these Committees plays a significant role in the discharge of our Board’s duties and obligations. Each of the committees routinely meets in private session without the CEO or other members of management in attendance. Each of the four committees operates under a written charter. The charters are available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Audit Committee
Four Members:
• William R. Graber, Chair • Phyllis E. Cochran • Nancy E. Cooper • William T. Monahan

The Board of Directors has determined that all of the Audit Committee’s members meet the independence and experience requirements of the NYSE and the SEC.

The Board has further determined that William R. Graber is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC.

Meetings During Fiscal 2012: Seven

Key Responsibilities:

•    appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;

•    reviewing the scope and results of the annual independent audit and quarterly reviews of our financial statements with the independent registered public accounting firm, management and internal auditor (or other personnel responsible for the internal audit function);

•    reviewing the internal audit plan and audit results;

•    reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent registered public accounting firm; and

•    reviewing with the independent registered public accounting firm and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on our financial statements and reports.

Compensation Committee
Four Members:
• William T. Monahan, Chair • Phyllis E. Cochran • James L. Popowich • David T. Seaton	None of our Compensation Committee’s members are officers or employees of ours, and all of its members, including its Chair, are independent.

Meetings During Fiscal 2012: Six

Key Responsibilities:

Assists the Board in oversight of compensation of our executives and employees and other significant human resource strategies and policies. This includes, among other matters, the principles, elements and proportions of total compensation to our CEO as well as other executive officers and key employees, the evaluation of our CEO’s performance and broad-based compensation, benefits and rewards and their alignment with our business and human resource strategies. The responsibilities of our Compensation Committee include, among others:

•    Chief Executive Officer Compensation:

➢    reviewing and recommending to our independent directors the amount and mix of direct compensation paid to our CEO; and

➢    establishing the amount and mix of executive benefits and perquisites for our CEO.

•    Other Executive Officers’ Compensation. Establishing the amount and nature of direct compensation and benefit programs for our other executive officers.

•  Severance, Change-in-Control and Other Termination Arrangements:

➢   reviewing and recommending to our independent directors the levels of compensation under severance, change-in-control and other termination arrangements for our CEO;

➢   establishing any change-in-control and other termination arrangements for our other executive officers; and

➢   adopting appropriate forms of agreements reflecting such arrangements.

•  Incentive Plans:

➢   reviewing and recommending to our Board performance goals and associated payout percentages under short- and long-term incentive plans for executive officers;

➢   recommending to our independent directors awards under these plans to our CEO; and

➢   approving awards under these plans to our other executive officers.

•  Other Benefit Plans. Overseeing the design and administration of our stock option, incentive and other executive benefit plans.

Also oversees:

•  our public disclosure of compensation matters in our proxy statements;

•  our solicitation of stockholder approval of compensation matters, including the advisory Say-on-Pay Proposal included in this Proxy Statement as Proposal No. 4;

•  risks related to our executive and employee compensation policies and practices, including the design of executive and employee compensation programs to mitigate financial, shareholder, reputation and operations risks; and

•  succession planning for senior management other than the CEO and related risks.

Additional information about our Compensation Committee’s responsibilities and its processes and procedures for consideration and determination of executive compensation is included in our Compensation Discussion and Analysis, under the titles “Compensation Philosophy and Objectives” “Executive Compensation Setting Process and Participants,” and “Elements of Compensation.”

Delegations of Authority:

•  Our Compensation Committee’s charter provides that it may delegate its authority to a subcommittee of its members.

•  Our Compensation Committee also may delegate its authority when authorized to do so by one of our compensation plans. Our 2004 Omnibus Stock and Incentive Plan expressly permits the committee to delegate authority as it deems appropriate.

Our Compensation Committee has from time to time delegated authority to its Chair to review and approve particular matters, including services and fees of its independent compensation consultant.

Corporate Governance and Nominating Committee
Five Members:
• Harold H. MacKay, Chair
• Nancy E. Cooper	All of the members of the Corporate Governance and Nominating Committee are independent.
• William R. Graber
• Robert L. Lumpkins
• Steven M. Seibert

Meetings During Fiscal 2012: Six

Key Responsibilities:

•    recommending to the Board a set of corporate governance principles and providing ongoing oversight of governance;

•    recommending to the Board nominees for director;

•    recommending to the Board all committee assignments;

•    developing a compensation and benefits program for the Board;

•    overseeing the Board and committee annual evaluation process;

•    overseeing from a corporate governance perspective the manner in which the Board and its Committees review and assess enterprise risk;

•    reviewing and approving certain transactions involving related persons; and

•    reviewing the succession plan for the CEO.

Environmental, Health, Safety and Sustainable Development Committee
Four Members: • Steven M. Seibert, Chair • Emery N. Koenig • James L. Popowich • David T. Seaton

Meetings During Fiscal 2012: Six

Key Responsibilities:

Provides oversight of our environmental, health, safety and sustainable development (“EHSS”) strategic vision and performance, including the safety and health of employees and contractors; environmental performance; the systems and processes designed to manage EHSS risks, commitments, public responsibilities and compliance; relationships with and impact on communities with respect to EHSS matters; public policy and advocacy strategies related to EHSS issues; and achieving societal support of major projects. Its responsibilities include, among others:

•    overseeing the effectiveness of management’s systems, policies and processes that support our EHSS goals, commitments and compliance obligations;

•    conducting an annual environment, health and safety management system review;

•    reviewing with management compliance with environmental, health and safety laws, and pending or threatened environmental, health and safety proceedings;

•    overseeing management’s responses to significant emerging EHSS issues;

•    reviewing sustainability issues, including product stewardship;

• reviewing our interactions relating to EHSS matters with communities, customers and other key stakeholders; and • overseeing the management of EHSS risks.

Other Policies Relating to the Board of Directors

Board Leadership Structure

As provided in our Corporate Governance Guidelines, our Board retains the right to exercise its discretion in combining or separating the offices of Chairman and CEO. Our Board believes that this issue is part of the succession planning process and that it is in the best interests of Mosaic for the Board to make a determination when it elects a new CEO.

At the present time, we have separated these two offices, with Mr. Lumpkins serving as our non-executive Chairman and Mr. Prokopanko serving as our CEO. In continuing the separation of the offices of Chairman of the Board and CEO, which is an emerging good governance practice, our Board has taken into account a number of factors, including:

•	Separating these positions allows our non-executive Chairman to focus on the Board’s role of providing advice to, and independent oversight of, management; and

•	The time and effort our CEO needs to devote to the management and operation of Mosaic, and the development and implementation of our business strategies.

In his role as non-executive Chairman, Mr. Lumpkins, among other things:

•	Leads the Board’s process for assessing the performance of the CEO;

•	Acts as a liaison between the Board and senior management;

•	Establishes, prior to the commencement of each fiscal year and in consultation with the Corporate Governance and Nominating Committee, a schedule of agenda subjects to be discussed during the year;

•	Establishes the agenda for each regular Board meeting;

•	Presides over each Board meeting; and

•	Presides over private sessions of the non-management directors at regular Board meetings.

Private Sessions of Non-Management Directors

The non-management directors meet in private session at each regular Board meeting without the CEO or other members of management in attendance. Our Chairman of the Board, Robert L. Lumpkins, presides at these sessions. Similarly, all Board committees regularly meet in executive session without management. In addition, our independent directors meet separately in executive session without the presence of any other non-management directors at least annually.

Compensation of Directors

Non-Employee Directors. The Corporate Governance and Nominating Committee reviews our director compensation program on an annual basis to ensure that it is competitive with market practices. Although matters of director compensation ultimately are the responsibility of the full Board, the Corporate Governance and Nominating Committee evaluates director compensation levels, makes recommendations regarding the structure of director compensation, and develops a director pay philosophy that is aligned with the interests of our stockholders. Although our director compensation program is reviewed annually, our Corporate Governance and

Nominating Committee expects that, absent special circumstances, director compensation levels would be adjusted no more frequently than every two years.

As provided in our Corporate Governance Guidelines, our Corporate Governance and Nominating Committee, in making recommendations regarding director compensation, is guided by three goals:

•	Compensation should fairly pay directors for work required for a company of our size and scope;

•	Compensation should align directors’ interests with the long-term interests of stockholders; and

•	The structure of compensation should be simple, transparent and easy for our stockholders to understand.

In the course of conducting its review of director compensation, the Corporate Governance and Nominating Committee from time to time reviews various formal studies regarding director compensation practices at public companies, as well as a variety of other data sources. Our Corporate Governance and Nominating Committee also has the sole authority to select, retain and terminate an independent compensation consultant and to approve the consultant’s fees and other retention terms. In addition, our Corporate Governance and Nominating Committee routinely seeks information from management on matters for consideration by our Corporate Governance and Nominating Committee. Our Executive Vice President, General Counsel and Corporate Secretary participates in meetings of our Corporate Governance and Nominating Committee but is not generally present during private sessions.

Based in part upon the review and recommendations of the independent compensation consultant, Hugessen Consulting Inc., that our Corporate Governance and Nominating Committee retained in fiscal 2011, our Corporate Governance and Nominating Committee recommended, and our Board approved, certain changes to our non-employee director compensation program effective beginning fiscal 2012. We have included a description of our non-employee director compensation under “Director Compensation” on page 32.

Employee Directors. Employee directors (currently, Mr. Prokopanko) receive no fees or remuneration for service on the Board or any committee of the Board.

Attendance

Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and to spend the time necessary to properly discharge their responsibilities. In addition to attendance at Board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with our executive officers and others regarding our business and affairs. Our full Board held six regular and four special meetings during fiscal 2012. Each director was present for at least 85% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during fiscal 2012 and subsequent to the election of such director to the Board.

All directors and director nominees for election or re-election to the Board at an Annual Meeting of Stockholders are expected to attend that annual meeting. Last year, all of our then serving directors and our director nominee attended the 2011 Annual Meeting.

Majority Vote Standard for Election of Directors

Our Bylaws provide that in uncontested elections a nominee for director will be elected to our Board if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. The vote standard for directors in a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected) is a plurality of the votes cast at the meeting.

In accordance with our Corporate Governance Guidelines, our Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation letter that will be effective upon acceptance by our Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation letter, promptly following their appointment to our Board.

Our Corporate Governance Guidelines further provide that if an incumbent director fails to receive the required vote for re-election, our Corporate Governance and Nominating Committee will act within 90 days after certification of the stockholder vote to determine whether to accept the director’s resignation, and will submit a recommendation for prompt consideration by our Board. Our Corporate Governance and Nominating Committee and our Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding his or her resignation.

Thereafter, our Board will promptly disclose its decision and decision-making process regarding whether to accept the director’s resignation offer (and the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.

If directors constituting less than a quorum of the members of our Corporate Governance and Nominating Committee receive the required vote in favor of their elections in the same election, then those independent directors who did receive the required vote will appoint a committee amongst themselves to consider the resignation offers and recommend to our Board whether to accept any or all of them. Furthermore, if the only directors who received the required vote in the same election constitute three or fewer directors, all independent directors may participate in the decision regarding whether to accept any or all of the tendered resignations.

Each director nominee named in this proxy statement has offered to tender an irrevocable resignation as a director in accordance with our Corporate Governance Guidelines, which resignation will become effective if he or she fails to receive the required vote for election at the annual meeting and our Board accepts his or her resignation.

Retirement from the Board

The Board has a retirement policy which provides that a non-employee director will voluntarily retire from the Board by submitting a letter of resignation to the Chairman to be effective not later than the date on which our Annual Meeting of Stockholders is to be held during the calendar year in which the non-employee director has attained or will attain the age of 72. A director who meets this criteria shall submit his or her letter of resignation without regard to the term for which he or she was previously elected to the Board. In addition, it is the policy of the Board that employee-directors (other than the CEO) resign from the Board upon their retirement from Mosaic. The Board also has a policy that any non-employee director or the CEO of Mosaic submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with Mosaic. The Board will accept or reject any of the foregoing resignations based on the best interests of Mosaic.

Communications with the Board

The Board believes that accessibility to the members of our Board is an important element of our corporate governance practices and, pursuant to the recommendation of the Corporate Governance and Nominating Committee, has adopted a policy regarding communications with our Board. The policy sets forth the methods of communication with the Board as a whole and with individual directors. Pursuant to the policy, our Executive Vice President, General Counsel and Corporate Secretary serves as confidential intermediary between stockholders or other interested parties and our Board.

Stockholders and interested parties are offered several methods for communication with the Board, including via e-mail and through a toll-free telephone number monitored by the office of our Executive Vice President, General Counsel and Corporate Secretary. They may:

•	contact our Board via our toll-free telephone number at (877) 261-2609 inside the United States, or call collect to (503) 726-3224 outside the United States;

•

send written communication in care of our Executive Vice President, General Counsel and Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441;

•	send e-mail messages to our Board, including the presiding director of our non-management directors or the non-management directors as a group, to directors@mosaicco.com; or

•	send communications relating to accounting, internal accounting controls or auditing matters by means of e-mail messages to auditchair@mosaicco.com.

Any such communications by employees may be made on a confidential and/or anonymous basis. Stockholders making such communication are encouraged to state that they are security holders and provide the exact name in which their shares are held and the number of shares held.

It is the responsibility of our Executive Vice President, General Counsel and Corporate Secretary to process in a timely manner each communication from stockholders or other interested parties and to forward such communications:

•	for communications addressed to the Board of Directors as a whole, to the Chairman of the Board;

•

for communications addressed to the presiding director of the non-management directors’ private sessions or to the non-management directors as a group, to the director designated by the Corporate Governance and Nominating Committee;

•	for communications addressed to a committee of the Board, to the chair of such committee;

•	for communications addressed to an individual director, to such named director; and

•	for communications relating to accounting, internal accounting controls or auditing matters, to the members of the Audit Committee.

“Spam” such as advertising, solicitations for business, requests for employment or requests for contributions will not be forwarded.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, may handle in his discretion any communication that is described within any of the following categories. In that case, he will provide a copy of the original communication to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) and advise of any action taken with respect to the communication:

•	routine questions, complaints and comments that management can appropriately address;

•	routine invoices, bills, account statements and related communications that management can appropriately address;

•	surveys and questionnaires; and

•	requests for business contacts or referrals.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff, will forward any communications not clearly addressed as set forth above to the Chairman of the Board for handling.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, will maintain a summary log of all communications (other than those excluded as described above), and on a periodic basis will provide to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) a copy of all log entries made (to the extent any communications have been received) since the immediately preceding report was provided. Our Executive Vice President, General Counsel and Corporate Secretary will promptly provide to any director, upon his or her request, a copy of any part, or all, of the log.

Any director receiving such communications may, at his or her discretion, forward copies of any such communications to any other directors, any Board committee, the other non-employee directors or the entire Board for information and/or action as deemed appropriate.

The full text of our policy regarding stockholder communications with the Board of Directors is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Policy and Procedures Regarding Transactions with Related Persons

Our Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted a Related Person Transactions Approval Policy. A copy of the policy is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

This policy delegates to our Corporate Governance and Nominating Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any director, executive officer or 5% stockholder and members of their immediate family. The policy was revised in July 2011 to reflect the completion of our split-off from Cargill.

Our Related Person Transactions Approval Policy applies to transactions that involve a related person where we are a participant and the amount involved exceeds, or is reasonably expected to exceed, $120,000, and in which the related person otherwise has a direct or indirect material interest, as well as any amendment or modification to an existing related person transaction.

No director may participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director is required to provide to the Corporate Governance and Nominating Committee all material information concerning the related person transaction as may be requested by the committee. Any related person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or such other actions will be taken in each case as determined by the Corporate Governance and Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.

Related person transactions under the policy do not include:

•

Any transaction where the related person’s interest derives solely from the fact that he or she serves as a director or officer of a not-for-profit organization or charity that receives donations from us in accordance with a matching gift program of ours that is available on the same terms to all of our employees;

•	Indemnification payments made pursuant to our Certificate of Incorporation or Bylaws or pursuant to any agreement between us and the related person;

•

Any transaction that involves compensation to a director (if such arrangement has been approved by our Board) or executive officer (if such arrangement has been approved, or recommended to the Board for approval, by the Compensation Committee of our Board or is otherwise available generally to all of our salaried employees) in connection with his or her duties to us, including the reimbursement of business expenses incurred in the ordinary course in accordance with our expense reimbursement policies that are applicable generally to all salaried employees; or

•

Any transaction entered into in the ordinary course of business pursuant to which the related person’s interest derives solely from his or her service as a director or employee (including an executive employee) of another corporation or organization that is a party to the transaction and (i) the related person does not receive directly any compensation or other direct material benefit of any kind from the other corporation or organization due, in whole or in part, to the creation, negotiation, approval, consummation or execution of the transaction, and (ii) the related person is not personally involved, in his or her capacity as a director or employee of the other corporation or organization, in the creation, negotiation or approval of the transaction.

In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee will consider, among others, the following factors to the extent it deems relevant:

•

Whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or 5% stockholder of ours;

•	Whether there are demonstrable business reasons for us to enter into the related person transaction;

•	Whether the related person transaction could impair the independence of a director under our Director Independence Standards;

•

Whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors our Corporate Governance and Nominating Committee deems relevant; and

•	Whether the related person transaction is permitted under the covenants pursuant to our material debt agreements.

Code of Business Conduct and Ethics

Our Board of Directors and management are dedicated to sound corporate governance principles. Our Code of Business Conduct and Ethics (the “Code of Ethics”) is a statement of our high standards for ethical and legal compliance, and it governs the manner in which we conduct our business. All of our employees, officers, directors, agents and representatives, including consultants, are expected to comply with our Code of Ethics. Each of our directors and officers, as well as over 3,000 other employees, is requested annually to certify compliance with the Code of Ethics. A copy of our Code of Ethics is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

DIRECTOR COMPENSATION

Non-Employee Directors

The director compensation policy in effect for fiscal 2012 provides for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $180,000 to our Chairman of the Board and $90,000 to each other director;

•	an annual cash retainer of $20,000 to the Chair of our Audit Committee;

•	an annual cash retainer of $15,000 to the Chair of our Compensation Committee; and

•	an annual cash retainer of $10,000 to each director who serves as Chair of our Corporate Governance and Nominating Committee or Environmental, Health, Safety and Sustainable Development Committee.

In addition, the policy in effect during fiscal 2012 provided for a single annual grant of restricted stock units, valued at $260,000 for our Chairman of the Board and $155,000 for each other director. Additional information about our annual grants of restricted stock units to directors is included in note (4) to the Non-Employee Director Compensation Table below.

We also reimburse our directors for travel and business expenses incurred in connection with meeting attendance. We do not pay meeting fees, and we do not provide any perquisites to our non-employee directors except for reimbursement of travel expenses when spouses attend Board functions.

Employee Directors

Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees. During fiscal 2012, James T. Prokopanko, our current CEO, was both an employee and a director. All of our compensation to our CEO for fiscal 2012 is set forth under “Executive Compensation Tables” beginning on page 64.

The following table and accompanying narrative and notes provide information about our compensation for service during fiscal 2012 by directors who were not employees at any time during the fiscal year.

Fiscal 2012 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)(2)	Stock Awards ($) (3)(4)(5)	Option Awards ($) (6)	All Other Compensation ($) (7)	Total ($)
Phyllis E. Cochran	90,000	154,996	—	4,421	249,418
Nancy E. Cooper	58,846	154,996	—	—	213,842
William Graber	110,000	154,996	—	4,421	269,417
Emery N. Koenig	90,000	154,996	—	—	244,996
Robert L. Lumpkins	180,000	259,997	—	8,845	448,842
Harold H. MacKay	100,000	154,996	—	4,421	259,417
David B. Mathis (8)	31,401	—	—	4,421	35,822
William T. Monahan	105,000	154,996	—	4,421	264,417
James L. Popowich	90,000	154,996	—	4,421	249,417
Sergio Rial (8)	31,401	—	—	—	31,401
David T. Seaton	90,000	154,996	—	1,849	246,845
Steven M. Seibert	100,000	154,996	—	4,421	259,418

(1)	Reflects the aggregate amount of the cash retainers paid for fiscal 2012.
(2)

Our unfunded non-qualified deferred compensation plan permits a director to elect to contribute up to 100% of the director’s fees on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance accrues gains or losses at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available for selection by participants as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, except that our common stock is excluded. Because the rate of return is based on actual investment measures, no above-market earnings are paid. No directors participated in the non-qualified deferred compensation plan during fiscal 2012.

Our non-qualified deferred compensation plan provides that our Board, as constituted immediately before a change-in-control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

(3)	Reflects the grant date fair value for restricted stock units granted to directors, determined in accordance with ASC 718.

The assumptions used in our valuation of these awards are discussed in note 20 to our audited financial statements for fiscal 2012.

(4)	The date of our annual grant of restricted stock units to non-employee directors in fiscal 2012 was October 6, 2011, the date of our 2011 Annual Meeting of Stockholders.

We establish the number of shares subject to the grant of restricted stock units by dividing the target value of the grant by the closing price of a share of our common stock on the date of grant.

The restricted stock units granted in fiscal 2012 to non-employee directors will vest completely on October 6, 2012. If a director ceases to be a director prior to vesting, the director will forfeit the restricted stock units except in the event of death (in which case the restricted stock units will vest immediately) or unless otherwise determined by our Corporate Governance and Nominating Committee. For vested restricted stock units, common stock will be issued immediately, in the event of the director’s death, or on October 6, 2014, except that restricted stock units of a director who is removed for cause will be forfeited. The fiscal 2012 restricted stock unit awards include dividend equivalents which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our common stock and which will be paid at the same time as we issue shares of our common stock after the awards vest. A director may elect that up to half of the restricted stock units granted to the director in fiscal 2012 be paid in cash rather than shares of common stock.

(5)	The following table shows the number of restricted stock units held at May 31, 2012 by each director who was not an employee at any time during the fiscal year:

Director	Restricted Stock Units Held at May 31, 2012 (#)	Vesting Date (a)
Robert L. Lumpkins	3,423	10/8/2010
	2,763	10/7/2011
	4,878	10/6/2012
Each of Phyllis E. Cochran, William R. Graber, Harold H.	1,712	10/8/2010
MacKay, William T. Monahan, James L.	1,381	10/7/2011
Popowich, David T. Seaton and Steven M. Seibert	2,908	10/6/2012
David B. Mathis	1,712	10/8/2010
	1,381	10/7/2011
Emery N. Koenig	1,381	10/7/2011
	2,908	10/6/2012
Sergio Rial	1,381	10/7/2011
Nancy E. Cooper	2,908	10/6/2012

(a)	The restricted stock units vest or vested on the earlier of (a) the date indicated in this column or (b) subject to the approval of the Corporate Governance and Nominating Committee in its sole discretion, a director’s departure from the Board, for reasons other than removal for cause, before the one year anniversary of the date of grant. See note (4) above with respect to issuance of common stock following the vesting date.

(6)	The following table shows the number of shares subject to stock options held at May 31, 2012 by each director who was not an employee at any time during the fiscal year. These options were granted by IMC to its directors prior to the business combination between IMC and Cargill’s fertilizer businesses and were assumed by us in the combination. All of these options are fully vested.

Director	Non-Qualified Stock Options Vested and Exercisable at May 31, 2012 (#)	Grant Price ($)	Expiration Date
Harold H. MacKay	7,800	11.59	5/14/14

(7)	Reflects dividend equivalent payments for fiscal 2012. Dividend equivalents are unfunded, do not bear interest and are not paid unless the shares that are subject to the restricted stock unit are issued.

(8)	Mr. Mathis retired from the Board upon conclusion of the 2011 Annual Meeting. Mr. Rial departed from the Board upon conclusion of the 2011 Annual Meeting in accordance with a settlement we entered into in connection with stockholder litigation arising from the New Horizon transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we explain the material elements of our executive compensation program for our CEO and our other “Named Executive Officers” whose fiscal 2012 compensation is in the “Executive Compensation Tables” section beginning on page 64:

•	James T. Prokopanko, President and Chief Executive Officer

•	Lawrence W. Stranghoener, Executive Vice President and Chief Financial Officer

•	James (“Joc”) C. O’Rourke, Executive Vice President – Operations and Chief Operating Officer

•	Richard L. Mack, Executive Vice President, General Counsel and Corporate Secretary

•	Richard N. McLellan, Senior Vice President – Commercial

The Executive Compensation Tables section provides additional important information regarding the compensation and benefits awarded to, earned by or paid to our Named Executive Officers over our last three fiscal years, as well as the compensation programs in which the Named Executive Officers are eligible to participate, and you should read that section in conjunction with this one.

Executive Summary

Fiscal 2012 Pay-for-Performance Highlights

As discussed above under “Summary Information – Business Highlights” on page 3, fiscal 2012 reflected strong financial performance and significant progress toward our strategic objectives. Our compensation decisions for fiscal 2012 described in the following pages were generally made in July 2011 or earlier, and our pay-for-performance decisions were primarily based upon company and individual performance in fiscal 2011. In fiscal 2011, we achieved both outstanding financial performance and significant progress towards our strategic objectives. Highlights of fiscal 2011 performance included:

•

We achieved record net earnings of $2.5 billion, or $5.62 per diluted share, in fiscal 2011, up from $0.8 billion, or $1.85 per diluted share, for fiscal 2010. Cash flows from operations were $2.4 billion in fiscal 2011, up from $1.4 billion for fiscal 2010.

•

We facilitated Cargill’s exit from its ownership of Mosaic in the New Horizon transaction, including a successful $7.5 billion, 115 million share, secondary offering of our common stock. This offering was the largest public equity offering by a natural resources company, and the largest secondary public equity offering by a non-financial company, ever in the U.S. This transaction improved our long-term strategic and financial flexibility, and greatly increased the liquidity of our common stock.

•	We also furthered our strategic objectives on a number of other fronts, including:

➢	diversification of our phosphate rock reserves through acquisition of a 35% economic interest in the Miski Mayo phosphate rock mine in Peru;

➢	completion of the sale of our minority interest in Fosfertil S.A. for gross proceeds of $1.0 billion;

➢	continued expansion of production capacity in our Potash segment, in line with our views of the long-term fundamentals of that business; and

➢	expansion of our capacity to produce our premium MicroEssentials® phosphate product.

The fiscal 2012 compensation information that we report in this proxy statement also includes actual results for fiscal 2012 performance under our annual incentive plan. Our annual incentive plan payouts for fiscal 2012 performance were made in August 2012 and reflected overall achievement of the performance measures at 112% of the target level. This, in turn, reflected a combination of strong improvements in employee and contractor safety and a continued strong focus on controllable operating costs and selling, general and administrative expenses, partially offset by operating earnings that, although above the threshold for a payout, did not fully achieve the prior year level or our target, and reduced potash production in the second half of the fiscal year due to lower market demand.

Compensation Highlights

Compensation Governance

•  Our Compensation Committee – consisting solely of independent directors – or the independent members of our Board oversee our executive compensation program for our Named Executive Officers and other executive officers.

•  Our Compensation Committee has retained Hay Group, Inc. as its independent compensation consultant. Hay Group furnishes data and advice to our Compensation Committee independent of management, and regularly attends meetings of our Compensation Committee. Our Compensation Committee has sole authority to approve all our engagements of Hay Group.

•  Our Compensation Committee facilitates the consideration by the independent directors of our CEO’s compensation, with the advice of Hay Group, based on a comprehensive and rigorous set of business objectives established at the beginning of each fiscal year.

•  Our Compensation Committee also sets the compensation of our executive officers (other than our CEO) after consideration of our CEO’s recommendations and with the advice of Hay Group.

As part of our transition from “controlled company” status under NYSE rules, following Cargill’s May 25, 2011 divestiture of its equity interest in us, we immediately eliminated our practice of including non-independent directors in the determination of CEO compensation, in advance of the NYSE transition period of one year.

We operate in a cyclical industry whose profitability is heavily influenced by, among other factors, worldwide supply and demand for our products and the key inputs we use to produce them. While some of these factors are controllable, others are not. As a result, our executive compensation program seeks to provide short-term rewards that balance financial and operating criteria and align with longer-term value creation, to promote sustainability, financial health and stockholder value over the longer term.

Compensation Philosophy

•  We seek to utilize our executive compensation program to:

➢   Align our strategic interests with our stockholders’ interests;

➢   Achieve our short and long-term business objectives; and

➢   Optimize our ability to attract, retain and motivate employees to create stockholder value.

•  We develop compensation programs for our Named Executive Officers that are designed to be in alignment with the evolving best practices of the companies with which we compete for executive talent.

•  Pay positioning of individual executive officers is established based on the judgment of our Compensation Committee and/or Board about company and individual performance in light of competitive market practices as well as other factors they believe to be relevant.

•  We embrace a pay-for-performance philosophy for our executive officers:

➢   Incentive compensation represents a large portion of potential compensation;

➢   Our annual incentive compensation program ties payouts to achievement of pre-established goals. Half of the target payout for the Named Executive

Officers under our annual incentive plan was based on achievement of our budgeted level of operating earnings. The other half was based on achievement of cost control objectives to help further our competitive position and safety objectives to enhance our sustainability; and

➢   Our long-term incentives consist of stock-based awards that, together with our executive stock ownership guidelines, create an ownership culture, tie compensation to total stockholder return over time and serve as a tool for our retention of key management talent.

Compensation Risk

•  We believe our executive compensation program establishes an appropriate set of rewards for achieving our strategic, business and financial objectives without encouraging inappropriate risk-taking. Design elements of our executive compensation program include:

➢   A balance of fixed and variable compensation, with an emphasis on long-term equity compensation;

➢   Short-term incentives based on a mix of financial, operational excellence and sustainability measures, with each measure having an established maximum level of performance and payout;

➢   Long-term incentives balance short-term incentives in value, and reward creation of longer term shareholder value and returns;

➢   Clawback provisions for unjustified incentive compensation; and

➢   Stock ownership guidelines and holding requirements.

•  Our Compensation Committee annually reviews risks associated with our employee compensation policies and practices.

Fiscal 2012 Executive Compensation Changes	• Beginning in fiscal 2012, we enhanced our long-term incentive program by substituting performance-based equity awards for a portion of our historic stock option and restricted stock unit grants.	Our new performance units serve to further support our pay for performance philosophy and commitment to evolving trends and best practices, while continuing to serve a strong retention function. Performance units are performance-oriented and add an additional perspective to our long-term incentive program.

Fiscal 2012 Annual Incentive Results

•  Payouts for our Named Executive Officers at 112% of the target amount under our annual incentive plan reflected:

➢   Strong improvements in employee and contractor safety, demonstrating that our commitment to the safety of our workforce is beginning to succeed. These improvements led to the maximum level of payout for safety performance. We remain committed to further improvements in safety and to our goal of an injury-free workplace.

➢   A continued strong focus on controllable operating costs and baseline selling, general and administrative expenses. We achieved 99% of our target level for the combined controllable operating costs and potash production measure, and the maximum level of payout for selling, general and administrative expense performance. The strong performance on controllable operating costs was partially offset by reduced potash production in the second half of the fiscal year due to lower market demand as a result of cautious customer purchasing behavior.

➢   Operating earnings for fiscal 2012 that declined $53.1 million, or 2%, from the prior year level, resulting in a payout that was below target for this component of the plan. Achievement of the target level of operating earnings would have required a 12% increase over strong fiscal 2011 performance.

Other Significant Compensation Features

•  Our Compensation Committee’s independent compensation consultant, Hay Group Inc., is retained directly by our Compensation Committee, and our Compensation Committee has sole authority to approve all our engagements of Hay Group.

•  We have stock ownership guidelines for our executive officers. Each Named Executive Officer has satisfied the applicable requirements of the guidelines or has not yet served in his current position for the full six-year compliance period.

•  Our executive change-in-control agreements do not provide for tax “gross-ups.”

•  Our executive change-in control agreements require a “double trigger” (change-in-control coupled with termination of employment) before they provide benefits. Long-term equity incentive awards granted beginning in fiscal 2012 also require a double trigger before vesting in the event of a change-in-control.

•  We offer limited “perquisites” and other special executive benefits.

•  Our equity award plan prohibits repricing of stock options.

•  We do not have employment agreements with any of our executive officers.

•  Our insider trading policy prohibits directors and executive officers from engaging in short sales of our stock, public trading of puts, calls or other derivatives on our stock and other hedging or other transactions that allow them to lock in the value of their Mosaic stockholdings without maintaining the full risks and rewards of ownership.

Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast a Say-on-Pay vote each year. At our 2011 Annual Meeting, approximately 97.7% of the votes cast on the Say-on-Pay proposal were voted in favor of it.

Our Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ strong support for our Compensation Committee’s decisions and our executive compensation programs and practices. As a result of this support and other factors, our Compensation Committee made no material changes in its decision-making process or our executive compensation programs or practices for fiscal 2012 except as discussed above.

In keeping with your 95% approval of our proposal to do so, we also determined to submit Say-on-Pay advisory proposals to you on an annual basis. Our Compensation Committee will continue to consider results from future Say-on-Pay advisory proposals in its ongoing evaluation of our compensation programs and practices.

Compensation Philosophy and Objectives

The philosophy of our executive compensation program is to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key executives to create stockholder value. Within this overall compensation philosophy, our Compensation Committee makes performance-based executive officer compensation decisions in light of its judgment about both internal and external factors:

•

Internal factors include, among others, key accountabilities of the role; leadership of our business strategies; individual attributes (such as experience, competencies and reputation); relative value of the position to the positions of other executive officers; three-year growth in total compensation; and performance against individual goals.

•	External factors include, among others, the relevant compensation market data for a compensation comparator “peer” group that our Compensation Committee selects as described below under

“Benchmarking,” as well as other compensation market data for general industry and the chemical industry reported for comparable executive officer positions and general corporate market data, including changes in the mix of compensation and our performance on key financial and stockholder measures relative to our comparator group, including those members of our comparator group that are direct competitors.

These factors help provide our Compensation Committee with a comprehensive understanding of how total compensation for each executive officer relates to the external value of the position (as determined by the use of compensation market data) and the internal value of the position (as determined by our Compensation Committee). The factors are not given specific weightings by our Compensation Committee but contribute to a holistic view of the comprehensive set of information our Compensation Committee has available in exercising its judgment about compensation decisions.

We believe that directly linking compensation to the achievement of the business priorities that our Board has established and to the market price of our common stock best serves stockholder interests and creates stockholder value. We believe that this occurs both by motivating our key executives to achieve those business priorities and by attracting and retaining key executives by extending a total compensation opportunity with a strong risk and reward relationship. We also seek to design our employee compensation policies and practices so that they are not reasonably likely to have a material adverse effect on us, as we discuss in more detail in the Compensation Risk Analysis on page 63. We intend that total compensation to key executives, including base salary, annual incentives, long-term incentives and benefits, be consistent with the compensation philosophy adopted by our Compensation Committee described above.

Executive Compensation Program

Our executive compensation program is comprised of a mix of elements designed to work together as parts of an integrated total compensation package to further our compensation objectives. The elements of our executive compensation program include:

•	direct compensation in the form of base salary, annual incentives and long-term incentives;

•	special awards to address specific individual circumstances; and

•

indirect compensation in the form of standard employee benefit programs, limited perquisites and other special executive benefits, matching charitable contributions and severance and change-in-control agreements.

In making compensation decisions, our Compensation Committee (together with our other independent directors, in the case of our CEO) exercises its judgment on the overall level of compensation provided by this total compensation package rather than on individual elements of compensation in isolation from each another.

We discuss the separate elements of our Named Executive Officers’ total compensation in more detail under “Elements of Compensation” on page 51.

Compensation Decisions for Fiscal 2012

Our Compensation Committee (together with the other independent directors, in the case of our CEO) established compensation for the Named Executive Officers in fiscal 2012 in a manner consistent with our executive compensation philosophy, based upon their judgment about both internal and external factors and a desired mix of total compensation, as discussed above under “Compensation Philosophy and Objectives.”

Individual considerations with respect to the target direct compensation for each of the Named Executive Officers for fiscal 2012 included:

James T. Prokopanko, President and Chief Executive Officer

Direct Target Compensation

The following table and chart show Mr. Prokopanko’s direct target compensation for fiscal 2012 and fiscal 2011, as well as the positioning of his fiscal 2012 direct target compensation within our comparator group:

			Change
James T. Prokopanko	Fiscal 2012	Fiscal 2011	Dollars	Percent
Base Salary	$1,050,000	$1,000,000	$50,000	5.0%
Annual Incentive Plan
Target Percent of Base Salary	125%	125%
Target Dollars	$1,312,500	$1,250,000	$62,500	5.0%
Actual Payout Percent of Base Salary	140%	125%
Actual Payout Dollars	$1,470,000	$1,250,000	$220,000	17.6%
Long-Term Incentive Target
Target as Percent of Base Salary	419%	390%
Target Dollars	$4,400,000	$3,900,000	$500,000	12.8%
Target Total Direct Compensation	$6,762,500	$6,150,000	$612,500	10.0%

(dollars in thousands)

Our Board, upon the recommendation of our Compensation Committee, increased Mr. Prokopanko’s fiscal 2012 target total direct compensation to $6,762,500 from $6,150,000 for fiscal 2011, or 10.0%. In addition to the relative positioning of his compensation within our comparator group and his experience as a chief executive officer with significant accomplishments, specific results against CEO objectives and other factors that influenced the amount and mix of Mr. Prokopanko’s total direct target compensation for fiscal 2012 included:

•	record net earnings of $2.5 billion for fiscal 2011, up from $0.8 billion for fiscal 2010;

•	cash flows from operations of $2.4 billion for fiscal 2011, up from $1.4 billion for fiscal 2010;

•

successful completion of Cargill’s exit from its ownership of Mosaic in the New Horizon transaction, and the initial $7.5 billion, 115 million share, secondary offering of our common stock by former Cargill stockholders and debt holders;

•	sustained high employee engagement levels in the U.S. and improved engagement results in Canada, Brazil and China;

•	diversification of our phosphate rock reserves through acquisition of a 35% economic interest in the Miski Mayo phosphate rock mine in Peru;

•	completion of the sale of our minority interest in Fosfertil S.A. for gross proceeds of $1.0 billion;

•	continued progress on our potash mine capacity expansion;

•	leadership of expansion plans for production capacity for our premium MicroEssentials product;

•	leadership of our commitment to the safety of our employees; and

•	his substantial role as chief executive officer in the formulation and implementation of our overall strategy and his responsibility for long-term value creation.

Special Awards

In addition to the direct target compensation discussed above, in fiscal 2012, we made a special $2.0 million retention award to Mr. Prokopanko, as part of a fixed dollar retention program to help assure continuity of management, strategy and execution of our business priorities following the New Horizon transaction. These retention awards become payable in the form of shares of our common stock if the participant is employed by us at July 21, 2014. We have included additional information on these special New Horizon retention awards under “New Horizon Transaction Retention Awards.” For fiscal 2011, we made a special cash award of $1.0 million to Mr. Prokopanko as part of a program under which we paid an aggregate of approximately $7 million to more than three dozen employees who played material roles in achieving the New Horizon transaction.

Lawrence W. Stranghoener, Executive Vice President and Chief Financial Officer

Direct Target Compensation

The following table and chart show Mr. Stranghoener’s direct target compensation for fiscal 2012 and fiscal 2011, as well as the positioning of his fiscal 2012 direct target compensation within our comparator group:

			Change
Lawrence W. Stranghoener	Fiscal 2012	Fiscal 2011	Dollars	Percent
Base Salary	$615,000	$590,000	$25,000	4.2%
Annual Incentive Plan
Target Percent of Base Salary	75%	75%
Target Dollars	$461,250	$442,500	$18,750	4.2%
Actual Payout Percent of Base Salary	84%	75%
Actual Payout Dollars	$516,600	$442,500	$74,100	16.7%
Long-Term Incentive Target
Target as Percent of Base Salary	211%	186%
Target Dollars	$1,300,000	$1,100,000	$200,000	18.2%
Target Total Direct Compensation	$2,376,250	$2,132,500	$243,750	11.4%

(dollars in thousands)

Our Compensation Committee increased Mr. Stranghoener’s fiscal 2012 total direct target compensation to $2,376,250 from $2,132,500 for fiscal 2011, or 11.4%. The 4.2% increases in his base salary and target incentive award were in line with our merit increases for seasoned executives with outstanding performance, while the increase in his long-term incentive target dollars was driven by market trends and his overall talent rating. In addition to the relative positioning of his compensation within our comparator group and his extensive experience and qualifications as a chief financial officer, specific factors considered by our Compensation Committee in setting the amount and mix of Mr. Stranghoener’s total direct target compensation for fiscal 2012 included:

•	his role in the successful completion of Cargill’s exit from its ownership of Mosaic and the initial secondary offering of our common stock by former Cargill stockholders and debt holders;

•

successful execution of financing transactions to reduce our interest expense and that relaxed restrictions placed on our financial and operational flexibility by our primary unsecured credit facility and eliminated any potential conflict between the terms of that facility and the New Horizon transaction;

•	the development and implementation of a financial strategy for the sale of our minority interest in Fosfertil; and

•

the implementation of an enterprise resource planning system in Brazil and other international locations to enhance our financial reporting, internal controls and business process standardization and efficiencies.

Special Awards

In addition to the direct target compensation discussed above, in fiscal 2012, we made a special $2.0 million New Horizon retention award to Mr. Stranghoener. For fiscal 2011, we made a special cash award of $1.0 million to Mr. Stranghoener for the role he played in achieving the New Horizon transaction.

James (“Joc”) C. O’Rourke, Executive Vice President – Operations and Chief Operating Officer

Direct Target Compensation

The following table and chart show Mr. O’Rourke’s direct target compensation for fiscal 2012 and fiscal 2011, as well as the positioning of his fiscal 2012 direct target compensation within our comparator group:

			Change
James (“Joc”) C. O’Rourke	Fiscal 2012	Fiscal 2011	Dollars	Percent
Base Salary	$635,000	$605,000	$30,000	5.0%
Annual Incentive Plan
Target Percent of Base Salary	75%	75%
Target Dollars	$476,250	$453,750	$22,500	5.0%
Actual Payout Percent of Base Salary	87%	75%
Actual Payout Dollars	$553,400	$453,750	$99,650	22.0%
Long-Term Incentive Target
Target as Percent of Base Salary	236%	165%
Target Dollars	$1,500,000	$1,000,000	$500,000	50.0%
Target Total Direct Compensation	$2,611,250	$2,058,750	$552,500	26.8%

(dollars in thousands)

Our Compensation Committee increased Mr. O’Rourke’s fiscal 2012 total direct target compensation to $2,611,250 from $2,058,750 for fiscal 2011, or 26.8%. In addition to the relative positioning of his compensation within our comparator group, and the value of his mining experience in our current business environment, specific factors considered by our Compensation Committee in setting the amount and mix of Mr. O’Rourke’s total direct target compensation for fiscal 2012 included his leadership of:

•	the expansion of the production capacity of our Potash business segment, an important long-term strategic goal;

•	our multi-year operational excellence initiatives across our Phosphates and Potash business segments;

•	the implementation of an environmental, health and safety management system with ISO 14001 and OHSAS 18001 certification for pilot sites in the U.S. and Canada;

•	the initiation of an enterprise-wide water strategy;

•	the initiation of a management of change program;

•	our commitment to the safety of our employees;

•	the development of a new warehousing capability and sourcing strategy for sulfur and ammonia, two key raw materials for our Phosphates business; and

•	expansion plans for the production capacity for our MicroEssentials product.

Special Awards

In addition to the direct target compensation discussed above, in fiscal 2012, we made a special $2.0 million New Horizon retention award to Mr. O’Rourke. For fiscal 2011, we made a special cash award of $500,000 to Mr. O’Rourke for the role he played in achieving the New Horizon transaction.

Richard L. Mack, Executive Vice President, General Counsel and Corporate Secretary

Direct Target Compensation

The following table and chart show Mr. Mack’s direct target compensation for fiscal 2012 and fiscal 2011, as well as the positioning of his fiscal 2012 direct target compensation within our comparator group:

			Change
Richard L. Mack	Fiscal 2012	Fiscal 2011	Dollars	Percent
Base Salary	$500,000	$470,000	$30,000	6.4%
Annual Incentive Plan
Target Percent of Base Salary	70%	70%
Target Dollars	$350,000	$329,000	$21,000	6.4%
Actual Payout Percent of Base Salary	78%	70%
Actual Payout Dollars	$392,000	$329,000	$63,000	19.1%
Long-Term Incentive Target
Target as Percent of Base Salary	200%	160%
Target Dollars	$1,000,000	$750,000	$250,000	33.3%
Target Total Direct Compensation	$1,850,000	$1,549,000	$301,000	19.4%

(dollars in thousands)

Our Compensation Committee increased Mr. Mack’s fiscal 2012 total direct target compensation to $1,850,000 from $1,549,000 for fiscal 2011, or 19.4%. In addition to the relative positioning of his compensation within our comparator group and the breadth of his role, with leadership responsibility for legal, Board, enterprise risk management, business ethics, land strategy and mine permitting functions, specific factors considered by our Compensation Committee in setting the amount and mix of Mr. Mack’s total direct target compensation for fiscal 2012 included:

•	his leadership role in the successful completion of Cargill’s exit from its ownership of Mosaic and the initial secondary offering of our common stock by former Cargill stockholders and debt holders;

•

his effective leadership role in representing our interests in the legal challenge to the federal wetlands permit for our expansion of our South Fort Meade mine, including a partial settlement that allowed us to mine a portion of the extension of the mine into Hardee County, Florida;

•	the development of a new permitting strategy involving the active participation of our stakeholder groups at different stages of the permitting process;

•	his leadership of our efforts to resolve a dispute over expiration of a tolling agreement that will increase the potash production capacity available to us;

•	the creation of an enterprise risk management audit, review and governance process; and

•	his leadership roles in our acquisition of our interest in the Miski Mayo mine and the sale of our minority interest in Fosfertil S.A.

Special Awards

In addition to the direct target compensation discussed above, in fiscal 2012, we made a special $2.0 million New Horizon retention award to Mr. Mack. For fiscal 2011, we made a special cash award of $1.0 million to Mr. Mack for the role he played in achieving the New Horizon transaction.

Richard N. McLellan, Senior Vice President – Commercial

Direct Target Compensation

The following table and chart show Mr. McLellan’s direct target compensation for fiscal 2012 and fiscal 2011, as well as the positioning of his fiscal 2012 direct target compensation within a selected group of general industry companies with revenue of between $6 and $10 billion and chemical industry companies:

			Change
Richard N. McLellan	Fiscal 2012	Fiscal 2011	Dollars	Percent
Base Salary	$420,000	$380,000	$40,000	10.5%
Annual Incentive Plan
Target Percent of Base Salary	65%	65%
Target Dollars	$273,000	$247,000	$26,000	10.5%
Actual Payout Percent of Base Salary	73%	65%
Actual Payout Dollars	$305,760	$247,000	$58,760	23.8%
Long-Term Incentive Target
Target as Percent of Base Salary	143%	132%
Target Dollars	$600,000	$500,000	$100,000	20.0%
Target Total Direct Compensation	$1,293,000	$1,127,000	$166,000	14.7%

(dollars in thousands)

Our Compensation Committee increased Mr. McLellan’s fiscal 2012 total direct target compensation to $1,293,000 from $1,127,000 for fiscal 2011, or 14.7%. In addition to the relative positioning of his compensation within the general industrial and chemical companies, and our Compensation Committee’s desire to move his total compensation nearer to the market median, coupled with an increase in the market median, specific individual accomplishments considered by our Compensation Committee in setting the amount and mix of Mr. McLellan’s total direct target compensation for fiscal 2012 included his leadership of:

•	the successful product launch of our Pegasus® white potash product;

•	growth in sales volumes of our premium MicroEssentials product;

•	successful implementation of our strategic decision to increase the proportion of our sales of phosphates in North America as well as increased sales of potash in North America; and

•	improved customer loyalty and satisfaction results.

Special Awards

In addition to the direct target compensation discussed above, in fiscal 2012, we made a special $1.0 million New Horizon retention award to Mr. McLellan. For fiscal 2011, we made a special cash award of $500,000 to Mr. McLellan for the role he played in achieving the New Horizon transaction.

Executive Compensation Setting Process and Participants

Our executive compensation program is the result of a continuing interaction between our Compensation Committee and management. It is the role of management to operate the business and the role of our Board and Compensation Committee to oversee management’s actions. The table below lists the primary roles of the key participants in our executive compensation setting process:

Participants	Key Roles in Named Executive Officer Compensation Process
Board
Compensation Committee

Executive Compensation Oversight:

•    Assist Board in oversight of executive and employee compensation and other significant human resource strategies and policies.

•    Establish principles, elements and proportions of total executive compensation, including for CEO.

•    Evaluate broad-based compensation, benefits and rewards.

•    Establish compensation philosophy.

•    Oversee design and administration of executive compensation programs.

•    Recommend to Board overall performance goals under incentive plans.

CEO Compensation:

•    Annually recommend to Board corporate goals and objectives relevant to the compensation of our CEO.

•    Facilitate Board processes for approval of mix and amount of CEO direct compensation.

•    Approve CEO benefits and the forms of any CEO compensation agreements.

CEO pay decisions are not recommended by management but management does furnish the Committee with market data and proxy analyses for market context.

Compensation of Other Named Executive Officers:

•    Annually set target level and mix of base salary, annual incentives and long-term incentives as part of a total compensation decision, exercising its discretion in making or changing its compensation decisions based upon factors it determines are relevant, which may include, among others:

➢    Our compensation philosophy and objectives.

➢ Advice from its independent compensation consultant. ➢ CEO recommendations. ➢ Past performance. ➢ Internal and external factors including market data.
Independent Directors (including Compensation Committee)

•  Annually review performance of CEO.

•  Annually approve mix and amount of CEO direct compensation based on performance evaluation.

•  Establish level of compensation payable to CEO under any employment, severance, change-in-control or similar compensation arrangements.

Chairman of the Board	• Independent, non-executive Chairman. • Lead Board processes for CEO goals and objectives, performance evaluation and compensation.
All Directors	• Approve overall performance goals under significant incentive plans as recommended by Compensation Committee.
Independent Compensation Consultant

• Hay Group Inc.

•  Independently selected as Compensation Committee’s independent consultant based on the Committee’s interviews with, and other information requested by Committee from, a number of compensation consulting firms.

•  Furnishes independent data and advice to our Compensation Committee.

•  Regularly attends and participates in Compensation Committee meetings as requested by our Compensation Committee.

➢   Advises Committee on the principal aspects of our executive compensation program, including compensation philosophy and specific elements of executive compensation.

➢   Advises Committee on specific matters under consideration.

Our Compensation Committee has sole authority to select, retain and terminate its independent compensation consultant and to approve the consultant’s fees and other retention terms.

The Committee or its Chair directly retains and approves all services provided to us by Hay Group. During fiscal 2012, Hay Group did not provide us with any services other than services related to executive compensation and market data reports.

➢ Provides market information and analysis regarding competitiveness of program design and evolving practices and trends.

Management
CEO

•  Attends Compensation Committee meetings as requested by the Committee.

•  Not generally present during executive sessions and does not participate in deliberations regarding his own compensation.

•  Leads management in furnishing the advice and recommendations requested by the Compensation Committee.

•  Provides perspective on operating the business including attracting, retaining and motivating our workforce, including key executives, and focusing our workforce’s attention on established goals. Includes:

➢   Compensation philosophy and program design.

➢   Specific recommendations for executive compensation.

•  Annually reviews with Compensation Committee compensation of each other executive officer and presents compensation recommendations to Compensation Committee.

Human Resources Department

•  Senior Vice President – Human Resources and Director – Executive Compensation generally attend Compensation Committee meetings as requested by the Committee.

•  Furnishes the Compensation Committee with market data and proxy analyses for market context and other information and analyses as requested.

Other Support

•  The Compensation Committee’s charter provides it authority to retain counsel and other experts and consultants as appropriate to discharge its duties and responsibilities.

•  Law, Finance, Tax and other internal departments and external advisors also furnish support as requested.

Use of Tally Sheets

To facilitate our Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program, our Compensation Committee makes use of “tally sheets” which show targeted and actual compensation to our executive officers for the past three fiscal years, as well as company stock ownership. The tally sheets are intended to assist our Compensation Committee in their overall evaluation of our executive compensation program.

Benchmarking

Use of Market Data

We use compensation market data as a reference for understanding the competitive pay positioning of each pay element and total compensation. Our Compensation Committee does not seek to manage total compensation of our executive officers within a prescribed competitive position or percentile of the comparator group or compensation market data. Instead, in exercising its judgment about compensation decisions, our Compensation Committee reviews compensation for each executive officer in relation to the middle 50% of the market (defined by the 25th, 50th and 75th percentiles of the compensation market data) that, along with internal and other external factors, provides context for executive pay decisions.

Comparator Group

We benchmark the total compensation of our top four paid Named Executive Officers using proxy data reported by a comparator group. Our comparator group consists of 19 companies in the basic materials industry, including three direct competitors. Our Compensation Committee, with the advice of its independent compensation consultant and recommendations of our CEO and our Senior Vice President – Human Resources, reviews the composition of our comparator group annually. The criteria used to determine our fiscal 2012 comparator group focused on companies in the basic materials sector (such as agricultural chemicals, specialty chemicals, industrial metals and minerals, and nonmetallic mining). The specific criteria used for the fiscal 2012 comparator group were three-year average revenue, return on total capital, total assets, operating profit, number of employees, business complexity, international presence and markets served. Our Compensation Committee believes that the use of the current comparator group and selection criteria provided useful compensation benchmark information as a result of a close fit between Mosaic and the comparator group companies in terms of the industry and performance profile.

Our comparator group for fiscal 2012 consisted of:

COMPARATOR GROUP

Agrium Inc.	Eastman Chemical Company	Newmont Mining Corp.
Air Products & Chemicals, Inc.	El DuPont de Nemours & Co.	Peabody Energy Corporation
Ashland Inc.	Freeport-McMoRan Copper & Gold Inc.	Potash Corporation of Saskatchewan Inc.
Barrick Gold Corporation	Huntsman Corporation	Southern Copper Corp.
Celanese Corp.	Lubrizol Corporation	Syngenta AG
CF Industries Holdings, Inc.	Monsanto Company	Teck Resources Limited
Ecolab, Inc.

The table below compares Mosaic to the members of our comparator group across several key metrics for their respective most recent fiscal periods ending on or before May 31, 2011, prior to the compensation decisions we made in July 2011 for fiscal 2012:

(dollars in billions)

	3-Year Average Revenue ($)	Return on Total Capital (%)	Total Assets ($)	Operating Profit ($)	Employees (#)
Comparator Group
75th Percentile	9.6	17.2	21.8	2.8	23,700
50th Percentile	7.8	12.4	12.7	1.4	14,500
25th Percentile	6.0	10.0	8.5	0.8	23,700

Mosaic	7.8	22.4	15.8	2.7	7 ,700

Third-Party Surveys

We also use for comparative purposes compensation data from third-party surveys that includes information from participating comparator group companies as well as from the chemical industry and from general industry. For fiscal 2012, the third-party survey data our Compensation Committee used in making its compensation decisions consisted of information for general industry companies with revenue of between $6 and $10 billion, generally consistent with our level of revenues, and for chemical industry companies using a statistical regression model furnished by the survey provider intended to adjust for the differences in the level of revenues of participants in the survey compared to our revenues. General industry data is used for executive positions for which Mosaic competes for talent across industries (such as Chief Financial Officer or General Counsel) while chemical industry data is used for business operations roles (such as Senior Vice President – Commercial). In this manner, we believe our benchmarking process utilizes compensation market data that reflects relevant and refined information on the executive compensation practices of our direct competitors, our industry and the broader market for executive talent. We do not select the companies included in the third-party surveys. The companies included in the third-party general industry and chemical industry survey data were:

GENERAL INDUSTRY – REVENUES OF $6 BILLION TO $10 BILLION

The Great Atlantic & Pacific Tea Company, Inc.	Gilead Sciences, Inc.	Pitney Bowes Inc.
Agrium Inc.	Goodrich Corporation	Praxair, Inc.
Air Products & Chemicals Inc.	Gorton’s	QUALCOMM Incorporated
Alcon Inc.	H. J. Heinz Company	Quest Diagnostics Incorporated
APL Limited	The Hershey Company	R.R. Donnelley & Sons Company
Automatic Data Processing, Inc.	Hertz Corporation	S.C. Johnson
Avis Budget Group, Inc.	Hormel Foods Corporation	SAIC, Inc.
Ball Corporation	ITT Corporation	Seagate Technology PLC
Barrick Gold Corporation	Jacobs Engineering Group Inc.	The Sherwin-Williams Company
BJ’s Wholesale Club	JM Family Enterprises, Inc.	Smurfit-Stone Container Corporation
Boston Scientific Corporation	Knowles Electronics Holdings, Inc.	Starbucks Corporation
C.H. Robinson Worldwide, Inc.	Land O’Lakes, Inc.	Stryker Corporation
Cameron International Corporation	Lear Corporation	Sybron Dental Specialties, Inc.
CH2M HILL Companies, Ltd.	Lorillard Tobacco Company	Terex Corporation
Corning Incorporated	Marriott International, Inc.	Textron Inc.
Covidien PLC	Masco Corporation	Tyco Electronics Group S.A.
CSX Corporation	Mattel, Inc.	United States Steel Corporation
Daiichi Sankyo Company, Ltd.	McDermott International, Inc.	V.F. Corporation
Dana Holding Corporation	McGraw-Hill Companies, Inc.	Vistar Corporation
Darden Restaurants, Inc.	MeadWestvaco Corporation	Visteon Corporation

Dean Foods Company	The Mosaic Company	Western Digital Corporation
Domtar Corporation	Newmont Mining Corporation	Weyerhaeuser Company
Ecolab Inc.	Norfolk Southern Corporation	Whole Foods Market, Inc.
Eisai Co., Ltd.	Novo Nordisk Pharmaceuticals	Yahoo! Inc.
EMCOR Group, Inc.	Oshkosh Corporation	YRC Worldwide Inc.
Evergreen Packaging	Owens-Illinois Group, Inc.	Yum! Brands, Inc.
Federal-Mogul Corporation	Parker Hannifin Corporation
Fortune Brands, Inc.	PetSmart, Inc.

CHEMICAL INDUSTRY

Agrium Inc.	Cytec Industries Inc.	H.B. Fuller Company
L’Air Liquide S.A.	The Dow Chemical Company	International Flavors & Fragrances Inc.
Air Products & Chemicals Inc.	Dow Corning Corp.	The Mosaic Company
Bayer CropScience	E.I. du Pont de Nemours and Company	Potash Corporation of Saskatchewan Inc.
CF Industries Holdings, Inc.	Eastman Chemical Company	PPG Industries, Inc.
Chemtura Corporation	Ecolab Inc.	Praxair, Inc.

We also review broad-based third-party survey data for the United States and market trends to obtain a general understanding of current compensation practices and evolving best practice.

Elements of Compensation

The elements of our executive compensation program for our executive officers include:

What We Pay	Why We Pay It
Direct Target Compensation
Annual
Base Salary	Provide a fixed compensation level competitive in the marketplace.
Annual Cash Incentives	Motivate short-term performance against specified financial or other targets. Performance based.
Long-Term
Long-Term Incentives
Stock Options	Link management compensation to stockholder returns. Performance based.
Performance Units	Link management compensation to stockholder returns. Retention. Performance based.
Restricted Stock Units	Link management compensation to stockholder returns. Retention.
.
Special Awards	Address special situations, such as rewarding special achievements, promoting specific retention goals or addressing other objectives that are not fully addressed by other elements of our executive compensation program.

Fiscal 2012: One-time, fixed value retention awards payable in Mosaic stock to help assure continuity of management, strategy and execution of our business priorities following the New Horizon transaction.

Fiscal 2011: One-time cash awards to recognize extraordinary efforts in achieving the New Horizon transaction.

What We Pay	Why We Pay It
Indirect Compensation
Benefit Programs	Provide competitive programs for wellness, health care, financial security and capital accumulation for retirement.
Health Care
Retirement
Deferred Compensation
Limited Perquisites	Optimize the ability of our executives to devote their attention to our affairs and/or to facilitate accomplishment of our business objectives.
Charitable Matching Contributions	Further our overall program of community giving; encourage community involvement by our employees.
Severance and Change-in-Control Agreements	Provide protection against job loss due to reasons beyond the executive’s control.

Base Salary

Our Compensation Committee establishes base salary levels for executive officers based on their judgment about internal and external factors, as discussed above under “Compensation Philosophy and Objectives” and “Compensation Decisions for Fiscal 2012.” Our Compensation Committee reviews base salary levels annually, but adjustments to individual base salaries are not automatically made on an annual basis. Any adjustments to base salary are typically made effective October 1.

Annual Cash Incentives

Annual incentives for key employees, including executive officers, consist of cash awards under our Management Incentive Plan. Our Management Incentive Plan was established pursuant to our 2004 Omnibus Stock and Incentive Plan, which we refer to as our Omnibus Incentive Plan. Participants are eligible for annual cash incentive compensation based upon the attainment of pre-established business and/or individual performance goals, as set forth below:

Individual Target Awards. Under the Management Incentive Plan, our Compensation Committee establishes an individual target annual incentive amount for each participant based on the same types of factors as are used for setting base salary. Our Compensation Committee reviews target percentages annually.

Performance Measures. Our Compensation Committee, or our Board of Directors, after recommendations by our Compensation Committee, pre-establishes performance goals under the program for our executive officers each fiscal year. Fiscal 2012 performance goals for executive officers were generally similar to those for the prior year, except that we introduced a production goal for our Potash business segment as a one-time measure to incent increased operating rates in that business. The performance measures reflected broad overall goals for Mosaic as a whole:

Metric	Weight	Basis of Metric, Purpose, and Importance
Consolidated Operating Earnings	50%

Basis: Consolidated operating earnings determined in accordance with GAAP.

Purpose: Focus attention on the production of earnings and cash flow to support and grow our business, drive positive stock appreciation, pay dividends and build cash reserves for economic downturns.

Importance: Assigned the highest weight because the primary purpose of the Management Incentive Plan was to motivate and reward participants for achieving expected profitability and to align participant and stockholder interests.

Controllable Operating Costs and Potash Production	25%

Basis: Arithmetic average of payout percentages for separate measures for our Phosphates and Potash business segments:

•  Phosphates business segment controllable operating costs per sales tonne.

•  Potash business segment:

•  controllable operating costs per sales tonne – 20%

•  finished potash production – 80%

Purpose:

Controllable operating costs per sales tonne: Promote control of costs that management can directly influence and establish an incentive for keeping production tonnes consistent with prevailing sales volumes.

Potash production: One-time measure to incent increased operating rates in our Potash business segment.

Controllable operating costs:

•  cost of goods sold as determined under GAAP at specified levels of sales tonnes

+

•  adjusted selling, general and administrative expenses as defined below

–

•  costs of purchased commodities, depreciation, depletion and amortization, Esterhazy brine inflow costs, income-based royalties and taxes, costs paid by third parties, unrealized derivative gains and losses, corporate allocations of selling, general and administrative expenses, and eliminations under GAAP for profits for sales to Canpotex Limited for product remaining in Canpotex’ inventory for U.S. and Canadian operations of our Phosphates and Potash business segments.

Potash production includes muriate of potash and K-Mag®, and excludes toll production.

Metric	Weight	Basis of Metric, Purpose, and Importance
		Importance: Assigned the second highest weight because of the strategic importance of improving upon our position as a low cost producer of fertilizer products and, for fiscal 2012, our goal to increase production of profitable potash products.
Safety:
Recordable Injury Frequency Rate (RIFR)	6.25%	Basis: OSHA recordable injury frequency rate for employees and contractors.
		Purpose: Direct attention to the effectiveness of our safety systems, policies, programs and procedures in relation to the incidence rates reported for companies in similar industries.	Importance: Assigned equal weighting and a combined weighting of 12.5% because of our continuing commitment to providing safe workplaces for employees and contractors, as measured by the frequency and severity of recordable injuries.
Safety Index (Injury Severity)	6.25%	Basis: Internally-developed safety index that is intended to measure the severity of injuries as reflected by lost time, lost days, fatalities and number of injuries.
		Purpose: Direct attention to the nature and degree of work-related injuries.
Adjusted Selling, General and Administrative Expenses	12.5%

Basis: Selling, general and administrative expenses determined in accordance with GAAP less incentive, stock option and other employee benefits expenses, and expenses attributable to one-time business initiatives.

Purpose: Promote the efficient management and control of expenses not included in costs of goods sold for services relating to finance, treasury, strategy development, information technology, legal, risk management and public affairs functions.

Importance: Assigned a weighting of 12.5% to drive continuous improvement in expenses that are not included in cost of goods sold.

Minimum, target and maximum levels of performance were set for each performance measure. The following tables show the payout percentage for each performance measure at the minimum, target and maximum level of performance for that measure:

	Operating Earnings ($ in millions)	Controllable Operating Costs and Potash Production*	Safety		Adjusted Selling, General and Administrative Expenses ($ in millions)	Total Payout Percentage
			RIFR	Safety Index
Minimum
Performance Level	$1,490	$-	1.91	1.51	$137
Payout Percentage	0%	0%	0%	0%	0%	0%
Target:
Performance Level	$2,980	$-	1.57	1.23	$130
Payout Percentage	50%	25%	6.25%	6.25%	12.5%	100%
Maximum
Performance Level	$3,874	$-	1.39	1.10	$124
Payout Percentage	150%	50%	12.5%	12.5%	25%	250%

*	Arithmetic average of payout percentages set forth in table below.

		Potash Segment Controllable Operating Costs Per Sales Tonne and Potash Production
	Phosphates Segment Controllable Operating Costs	Potash Segment Controllable Operating Costs	Potash Production
	Per Sales Tonne*	Per Sales Tonne*	Minimum	Target	Maximum
Potash Production (metric tonnes in millions)			7.734	8.141	8.548

Controllable Operating Costs:
Minimum
Performance Level	$183	$122
Payout Percentage	0%		0%	20%	40%
Target:
Performance Level	$175	$116
Payout Percentage	25%		5%	25%	45%
Maximum
Performance Level	$166	$110
Payout Percentage	50%		10%	30%	50%

*	At target level of sales tonnes; amounts shown are adjusted to reflect actual sales tonnes.

In addition, the minimum level for the operating earnings goal of $1,490 million, or 50% of the target operating earnings goal, was required to be satisfied before there was a payout for any performance measure. This feature assures that we achieve an acceptable level of profitability before annual incentives could be paid to any eligible employee, including our executive officers.

For fiscal 2012, in addition to including a one-year goal to improve potash production levels, we refined the definitions of controllable operating costs and adjusted selling, general and administrative expenses to enhance the focus of these performance measures on items participants are able to directly influence.

Performance Measure Goal Setting Process. Our Compensation Committee and Board, in exercising their judgment regarding the appropriate level of minimum, target and maximum goals for the fiscal 2012 performance measures, considered a number of factors that included:

•	Historical results for the performance measure:

➢	The relationship of the fiscal 2012 operating earnings measure to actual fiscal 2011 results.

➢	The relationship of the target safety performance measures to three-year rolling average levels (excluding Cubatao, Brazil plant sold in late fiscal 2011).

➢	Target controllable operating costs per sales tonne based on historical inflation-adjusted improvement; included an adjustment factor to reflect differing levels of sales tonnes.

•	Internal expected results for the performance measure as determined through annual budgeting process.

➢	Influenced by economic, agriculture industry, fertilizer institute and other available market data from external sources.

➢	Target Potash segment production measure set to achieve planned improvement in operating rates.

➢	Targets for operating earnings and adjusted selling, general and administrative expense measures set at budgeted levels.

•	External expected results for the performance measure (as reported by financial and stock analysts in the basic materials and agriculture/fertilizer industry sectors).

•	Sensitivity analysis to ascertain correlations to or other relationships between the performance measures.

•	Expected degree of difficulty and likelihood of achieving the minimum, target and maximum goals over multi-year, rolling time periods.

•	Anticipated creation of stockholder value, net of related earnings dilution, for achieving minimum, target and maximum goals.

Our Compensation Committee did not assign specific weightings to any of the above factors in evaluating them.

Payouts for Fiscal 2012. Based on actual fiscal 2012 results, the fiscal 2012 total payout percentage for executive officers was 112% of target. The table below shows the final results against the target goal for each performance measure.

Measure	Percent Attainment	Payout Percent of Target
Operating Earnings	75%	37.4%
Controllable Operating Costs and Potash Production	99%	24.6%
Safety:
RIFR	266%	12.5%
Safety Index (Injury Severity)	562%	12.5%
Adjusted Selling, General and Administrative Expenses	325%	25%
Total Payout Percentage		112%

The Compensation Committee reserves the right under the plan to exercise negative discretion to reduce the payout for any executive officer by up to 25% or to eliminate payouts if it deems appropriate. Our Compensation Committee did not exercise this discretion for fiscal 2012.

Long-Term Incentives

We make long-term equity incentive awards shortly after the beginning of each fiscal year under our Omnibus Incentive Plan. Historically, our long-term incentive awards for executive officers consisted of equal portions of non-qualified stock options and restricted stock units. Stock options reinforce a longer-term view of Mosaic stock performance by recipients, and provide a strong link to total shareholder return. Restricted stock units add a material and positive force for continued retention of recipients by requiring the executive to remain with Mosaic for three years in order to earn a payout. We believe these equity-based awards help align the interests of executive officers and other key employees with those of our stockholders by tying significant portions of the recipients’ compensation to the market price of our common stock. Stock options provide value based on appreciation of our stock price and, accordingly, are strongly tied to our performance and the creation of stockholder value. Restricted stock units likewise provide value that is tied to our stock price and the creation of stockholder value, and also serve a retention function.

Beginning with the fiscal 2012 long-term incentive program, in order to further strengthen the link of our long-term incentive program to shareholder return, our Compensation Committee substituted performance units for one-third of the historic stock option and restricted stock unit awards. The performance units provide for a payout at the end of a three-year performance period in an amount based upon the appreciation or depreciation of the market price of our common stock.

Key terms of our fiscal 2012 stock options, restricted stock units and performance units include:

•

Stock options generally become exercisable in equal annual installments in the first three years following the date of grant, expire ten years after the date of grant, and allow grantees to purchase our common stock at the full market price of our common stock on the day the options were granted. Upon termination of employment, option installments that are vested are generally exercisable for three months after termination; unvested installments generally are forfeited. The Omnibus Incentive Plan expressly prohibits the repricing of options or granting options with exercise prices less than the fair market value of our common stock on the date of grant.

•

Restricted stock units and performance units provide grants of our common stock that vest after continued employment through the specified performance period, which is generally three years. Restricted stock unit awards and performance units include dividend equivalents which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our common stock and which will be paid at the same time as we issue shares of our common stock to recipients after the awards vest. Dividend equivalents are unfunded, do not bear interest and are not paid unless the restricted stock units or performance units vest.

•	Stock options provide that:

•	Unvested stock option installments held by a Named Executive Officer whose employment terminates due to death or disability vest in accordance with the normal vesting schedule; and

•

Following termination of employment due to retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), death or disability, stock options are exercisable for up to the earlier of (i) five years or (ii) the remaining term of the option.

•

Restricted stock units and performance units vest on a pro rata basis in the event of retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), death or disability.

•	The number of shares issued upon vesting of performance units is determined as set forth below:

Performance Units Awarded (#)	x	Common Stock Market Price at Vesting Date ÷ Common Stock Market Price at Grant Date	=	Number of Shares Issued

•    Common stock market price based upon thirty day trading average.

•    No shares issued if market price of common stock at vesting date is less than 50% of market price at grant date.

•    Maximum number of shares issued limited to twice the number of performance units awarded.

•    Maximum value of shares issued limited to 500% of value of performance units awarded.

•    No payout for executive officers unless Company has profit over three-fiscal-year performance period.

Long-term incentive awards are part of the total compensation decision regarding the level and mix of compensation. Our Compensation Committee sets a target value for long-term incentive awards for each executive officer based on its judgment about the internal and external factors used in setting executive officer total compensation described under “Compensation Philosophy and Objectives” on page 39 as well as our Compensation Committee’s judgment regarding the desired mix of base salary, annual incentives and long-term incentives. Our Compensation Committee also considers key trends in equity award granting practices by U.S. multi-national companies, historical and current grant rates within the basic materials sector, outstanding vested and non-vested equity awards to executive officers, the stock ownership levels of executive officers and the potential dilutive effect on our stockholders. The ratio of shares of our common stock subject to equity awards as a percentage of our outstanding stock, or “burn rate,” for our fiscal 2012 long-term incentive plan was 0.11%.

Once we have determined the target value of a recipient’s long-term incentive awards and the proportion to be represented by stock options, restricted stock units and performance units, we established the specific number of shares to be subject to the stock option, restricted stock unit and performance unit awards as follows:

•

Stock Options and Performance Units. The number of shares to be subject to stock options and performance units was calculated using the valuation models we use for our financial statements determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718.

•

Restricted Stock Units. The number of shares subject to the annual grant of restricted stock units was established by dividing the target value of the grant by the closing price of a share of our common stock on the date of grant. This is the same valuation model we use for our financial statements determined in accordance with ASC 718.

New Horizon Retention Awards

Following the New Horizon transaction, in July 2011, our Compensation Committee and (in the case of our CEO) our Board determined that it was critical to help assure continuity of management, strategy and execution of our business priorities.

Accordingly, in July 2011, our Compensation Committee and (in the case of our CEO) our Board granted special one-time New Horizon retention awards to our Named Executive Officers. The New Horizon retention awards:

•	will vest on July 21, 2014 if the participant is employed by us at that date;

•	are denominated in dollars; and

•	are payable in the form of shares of our common stock with a fair market value on the date of vesting equal to the amount of the award.

The New Horizon retention awards do not vest in the event of a change in control or for any other reason unless the participant is employed by us on the vesting date.

Among other factors considered by our Compensation Committee and Board in making these awards were their determinations that:

•	The New Horizon transaction is the most significant and complex initiative we have undertaken since our formation in 2004;

•

Achieving an orderly distribution over the next several years of the remaining approximately 129 million shares of our stock that Cargill stockholders received in the New Horizon transaction is critical to our other stockholders and will require an intense contribution by the recipients of these awards;

•

The entry of new participants into the potash business and the expansion of operations by competitors in that business has increased the competition for experienced management talent in our industry; and

•	Retention of the recipients’ services is critical to the success of both the Company and of the public offerings planned over the next several years.

Our Compensation Committee and Board set the amounts of the retention awards at levels that in their judgment should serve as a strong tool to motivate and encourage the recipients to remain with us, and exert their utmost efforts to the success of the Company and the orderly distribution of our stock that is held by the former Cargill stockholders, over the following three years.

The table below shows the dollar amount of New Horizon retention awards to our Named Executive Officers:

Name	New Horizon Retention Award ($)
James T. Prokopanko	2,000,000
Lawrence W. Stranghoener	2,000,000
James (“Joc”) O’Rourke	2,000,000
Richard L. Mack	2,000,000
Richard N. MeLellan	1,000,000

Employee Benefits

As part of a competitive total compensation program, we also offer our executives the ability to participate in customary employee benefit programs.

•

Retirement Benefits. Each of the Named Executive Officers and other salaried employees in the United States are eligible to participate in the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. We have included our contributions to the accounts of the Named Executive Officers for fiscal 2012, 2011 and 2010 in the “All Other Compensation” column in the Summary Compensation Table.

In addition, we have an unfunded non-qualified deferred compensation plan that has restoration provisions under which we credit the accounts of the Named Executive Officers and other key employees with amounts that would have been contributed under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Internal Revenue Code. We have included our contributions to the accounts of the Named Executive Officers for fiscal 2012, 2011 and 2010 under our deferred compensation plan in the “All Other Compensation” column in the Summary Compensation Table.

•

Deferred Compensation Plan. In addition to the restoration provisions discussed above under “Retirement Benefits,” our unfunded non-qualified deferred compensation plan permits the Named Executive Officers and other key employees in the United States who we select to elect to contribute from 5% to 80% of base salary and bonus to the plan. Our directors may contribute up to 100% of directors’ fees and any other compensation paid in cash. Contributions are made on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance (including balances arising from the restoration provisions described above under “Retirement Benefits”) accrues gains or losses at rates equal to those on various investments selected by the participant. The investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, except that our common stock is excluded.

•

Cargill Pension Plan. In addition, certain of our employees who were employees of Cargill before the 2004 business combination between IMC and Cargill’s fertilizer businesses participate in Cargill’s salaried employees’ pension plan. Although no additional years of credited service are accrued under this pension plan after December 31, 2004, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits includes compensation paid by us to the executive subsequent to the business combination.

In accordance with the agreement between IMC and Cargill relating to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill and its subsidiaries under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us, including charges for Mr. Mack, one of our Named Executive Officers. The amount that Cargill may charge to us for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2012, the unused portion of the $19.2 million cap was $6.9 million. Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

We have included the changes for fiscal 2012, 2011 and 2010 in the actuarial present value of the accumulated benefit under Cargill’s salaried employees’ pension plan for Mr. Mack in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table. We have included additional information regarding Mr. Mack’s benefits under the plan, including the actuarial present value of his accumulated benefits under the plan, the benefit formula, and the elements of compensation upon which benefits under the plan are determined, in the Pension Benefits Table and accompanying narrative and notes.

•

Group Life, Health and Disability Plans. We have established group life, health and disability plans for salaried employees in the United States. The Named Executive Officers may participate in these plans on the same basis as other salaried employees.

•

Executive Life and Disability Plans. We provide certain key executives, including the Named Executive Officers, additional life and disability insurance coverage that supplements the coverage limits available under the group plans. Supplemental life coverage is equal to one times base salary (up to $1.0 million) and the supplemental disability coverage is equal to an additional 12% of eligible earnings (base salary plus bonus) up to $420,000.

•

Perquisites and Other Benefits. We furnish a limited number of perquisites to our Named Executive Officers. During fiscal 2012, we furnished the following perquisites to our Named Executive Officers that meet the threshold for reporting in the “All Other Compensation” column in the Summary Compensation Table under the rules of the Securities and Exchange Commission:

➢	An executive physical exam program pursuant to which key executives, including the Named Executive Officers, are entitled to reimbursement for the costs of physicals.

➢

An executive financial planning program pursuant to which our executive officers and certain other key executives are eligible for reimbursement of up to $7,000 per year for the costs of financial and tax planning.

➢

A corporate travel policy that covers travel expenses for business purposes by spouses of our employees, including travel to industry or investor conferences. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee.

➢	We match employee donations to a limited number of charitable organizations. The matching program is available to all U.S. employees.

Severance and Change-in-Control Arrangements

We have established senior management severance and change-in-control agreements with each of our executive officers as well as certain other officers or executives designated by our Compensation Committee and Board. Our Compensation Committee (and, in the case of our CEO, our Board) established the terms of these agreements to be consistent with our compensation philosophy and practices as discussed above. These agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of employment.

These agreements are intended by our Compensation Committee (and, in the case of our CEO, our Board), to:

•	Help us attract and retain executive talent in a competitive marketplace.

•	Enhance the prospects that our executive officers would remain with us and devote their attention to our performance in the event of a potential change in control.

•	Foster their objectivity in considering a change-in-control proposal.

•	Facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in change-in-control and severance situations.

•	Protect our confidential information and prevent unfair competition following a separation of an executive officer’s employment from us.

The Severance and Change-in-Control Compensation Table on page 77, together with the accompanying narrative and notes, explains in detail the benefits under these arrangements and the circumstances under which a Named Executive Officer would be entitled to them.

Special Dividend on Common Stock

On December 3, 2009, we paid a special dividend in the amount of $1.30 per share of common stock to stockholders of record on November 12, 2009. In order to address the dilutive effects of the special dividend on our long-term incentive awards, our Compensation Committee and our Board (in the case of our CEO and directors) approved anti-dilution payments to directors and employees who held stock options or restricted stock units. The anti-dilution payments were in lieu of other anti-dilution adjustments under the applicable provisions of the plans under which the stock options and restricted stock units were granted. The anti-dilution payments consist of cash payments of $1.30 for each share of common stock subject to outstanding stock options or restricted stock units (other than restricted stock units granted in 2008 and 2009 that include dividend equivalent rights). For stock options and restricted stock units that were not vested when the special dividend was paid, the payment is made in the year in which the stock options or restricted stock units vest. We have included the amounts of anti-dilution payments to the Named Executive Officers in fiscal 2012 in note 8 to the Summary Compensation Table on page 66.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of annual compensation in excess of $1 million paid to the corporation’s principal executive officer or any of its three most highly compensated executive officers (other than the principal executive officer or principal financial officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors.” All of the members of our Compensation Committee qualify as outside directors for this purpose.

While the tax impact of any compensation arrangement is one factor to be considered, it is evaluated in conjunction with our overall compensation philosophy. We consider ways to maximize the deductibility of executive compensation while retaining the discretion we deem necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

However, from time to time we may award compensation which is not fully deductible if we determine that the award is consistent with our philosophy and is in the best interests of Mosaic and our stockholders.

Our Omnibus Incentive Plan is designed to permit employee stock options, performance units and awards under the Management Incentive Plan to meet the performance-based criteria of Section 162(m). Our restricted stock units do not meet the performance-based criteria of Section 162(m).

We also consider the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Internal Revenue Code.

Forfeiture of Incentive Awards for Misconduct (“Clawback”)

Our Omnibus Incentive Plan provides for the forfeiture of awards in the event of certain types of misconduct. All awards under the Omnibus Incentive Plan, including Management Incentive Plan awards,

restricted stock units, stock options and performance units, are subject to these forfeiture provisions. For awards granted in fiscal 2009 or subsequent years, our Board may require forfeiture if:

•

fraudulent or intentional misconduct contributes to the need for a material restatement of our financial statements filed with the Securities and Exchange Commission or contributes to the use of inaccurate metrics to determine the amount of any award or the amount of incentive compensation to a participant;

•	the participant knowingly or grossly negligently engaged in the misconduct or grossly negligently failed to prevent the misconduct; and

•	the amount of the participant’s award or incentive compensation was greater than it would have been absent the misconduct.

These forfeiture provisions are in addition to any other disciplinary or other action available to us with respect to the misconduct.

Stock Ownership Guidelines

Our Compensation Committee has adopted guidelines for ownership of our stock by our executive officers. Executive officers must achieve and maintain the following levels of ownership:

•	CEO, five times base salary; and

•	Executive Vice Presidents (three persons) and Senior Vice Presidents (four persons), three times base salary.

Among other provisions of our stock ownership guidelines are that:

•	for purposes of determining whether an executive officer’s ownership meets the required level at any particular time, the value of common stock owned is based on the current stock price at that time;

•	unexercised employee stock options and unvested restricted stock units and performance units are not included towards an executive officer’s required ownership level;

•

an executive officer must hold all “net profit shares” (the shares of common stock remaining after deducting the number of shares required to be sold in order to pay tax obligations, the exercise price of employee stock options and other costs) from employee stock option exercises and the vesting of restricted stock units until an executive officer has met the required ownership level; and

•	the executive officer must pre-clear any sale of stock with our General Counsel, who reviews the proposed sale with the Chair of our Board and our CEO.

Executive officers are required to achieve their respective ownership targets within six years of the time of hire or promotion.

Our Compensation Committee reviews each participant’s compliance or progress towards compliance annually, and may impose conditions, restrictions or limitations on any participant in order to achieve the purposes of the stock ownership guidelines. The Chair of our Board and our CEO may jointly grant exemptions in the event of hardship.

The following table shows the stock ownership guideline for each Named Executive Officer and the Named Executive Officer’s holdings at July 31, 2012:

Name	Ownership Guidelines ($)	Value of Shares Held ($)	Value of Shares Held in Excess of Guideline ($)
James T. Prokopanko	5,250,000	6,901,027	(1)
Lawrence W. Stranghoener	1,845,000	6,023,566	4,178,566
James (“Joc”) O’Rourke	1,905,000	931,910	(2)
Richard L. Mack	1,500,000	2,680,149	1,180,149
Richard N. McLellan	1,260,000	898,787	(3)

(1)	Mr. Prokopanko became our President and Chief Executive Officer in January 2007. Accordingly, his stock ownership guideline will not apply until January 2013.

(2)	Mr. O’Rourke became our Executive Vice President - Operations in January 2009. Accordingly, his stock ownership guideline will not apply until January 2015.

(3)	Mr. McLellan became our Senior Vice President - Commercial in April 2007. Accordingly, his stock ownership guideline will not apply until April 2013.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended May 31, 2012.

Respectfully submitted,

William T. Monahan, Chair

Phyllis E. Cochran

James L. Popowich

David T. Seaton

Compensation Risk Analysis

Our Compensation Committee, with the advice of its independent compensation consultant and input from management, has reviewed the design of our employee compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. Significant factors considered by our Compensation Committee in reaching its conclusion include:

•	The balance of base pay, annual incentives and long-term incentives, and an emphasis on compensation in the form of long-term incentives that increase along with employees’ levels of responsibility;

•

A long-term incentive program that grants an equal mix of stock options, restricted stock units and performance units to mitigate the risk of actions intended to capture short-term stock appreciation gains at the expense of sustainable total stockholder return over the longer-term;

•	Vesting of long-term incentive awards over a number of years;

•	Caps on annual cash incentives;

•

Broad performance ranges for minimum, target and maximum operating earnings goals for annual cash incentives that reduce the risk of accelerating or delaying revenue or expense recognition in order to satisfy the threshold or next tier for incentive payouts;

•

The range of performance measures we utilize under our annual incentive plan, which for executive officers include not only operating earnings but also controllable operating costs per sales tonne, potash production (for fiscal 2012 only), two safety measures and adjusted selling, general and administrative expenses; and

•

Other features in our incentive programs that are intended to mitigate risks from our compensation program, particularly the risk of short-term decision-making. These features include the potential for forfeiture of all types of incentive awards for executives in the event of misconduct as described under “Compensation Discussion and Analysis – Forfeiture of Incentive Awards for Misconduct” on page 61; stock ownership guidelines, including holding period requirements, for our executive officers and certain other key executives as described under “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 62; and the ability of our Compensation Committee to exercise negative discretion to reduce or eliminate payouts under our Management Incentive Plan if it deems appropriate.

Executive Compensation Tables

The following tables and accompanying narratives and notes summarize information about the total compensation awarded to, earned by or paid to each of our Named Executive Officers for fiscal 2012, 2011 and 2010.

We have included a narrative discussion of our compensation philosophy, processes and components and the bases upon which we make compensation decisions in the Compensation Discussion and Analysis on page 36. The following tables and accompanying narratives and notes provide quantitative data and additional information about the compensation we paid our Named Executive Officers for fiscal 2012, 2011 and 2010 and should be read in conjunction with the Compensation Discussion and Analysis.

Fiscal 2012, 2011 and 2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(2)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
James T. Prokopanko	2012	1,033,333	—	4,933,330	1,466,668	1,470,000	—	512,293	9,415,624
President and Chief	2011	983,333	1,000,000	1,950,007	1,949,991	1,250,000	—	530,833	7,664,164
Executive Officer	2010	933,333	—	2,400,025	1,431,252	961,400	—	580,259	6,306,269
Lawrence W. Stranghoener	2012	606,667	—	2,866,641	433,347	516,600	—	203,309	4,626,564
Executive Vice President	2011	580,000	1,000,000	549,988	549,994	442,500	—	174,335	3,296,817
and Chief Financial Officer	2010	553,333	—	719,997	429,373	386,400	—	341,792	2,430,895
James ("Joc") O'Rourke	2012	625,000	—	2,999,972	500,004	533,400	—	230,245	4,888,621
Executive Vice President -	2011	586,667	500,000	499,981	499,992	453,750	—	250,981	2,791,371
Operations and Chief Operating Officer (9)	2010	550,000	—	600,006	357,806	379,500	—	162,822	2,050,134
Richard L. Mack	2012	490,000	—	2,666,647	333,346	392,000	50,000	131,935	4,063,928
Executive Vice President, General	2011	463,333	1,000,000	374,986	374,988	329,000	27,000	127,707	2,697,014
Counsel and Corporate Secretary	2010	443,333	—	510,013	304,130	289,800	32,000	210,977	1,790,253
Richard N. McLellan (10)	2012	406,667	—	1,399,989	200,002	305,760	—	134,443	2,446,861
Senior Vice President - Commercial	2011	366,667	500,000	249,991	250,008	247,000	—	130,245	1,743,911

(1)	Reflects the dollar amount of base salary paid in the designated fiscal year.
(2)	Includes any amounts deferred at the officer’s election to the officer’s account under our qualified and non-qualified defined contribution retirement plans and under our deferred compensation plan.
(3)	Fiscal 2011 amounts reflect New Horizon special cash compensation awards.
(4)

Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units, performance units and New Horizon retention awards in the applicable fiscal year, determined in accordance with ASC 718. In accordance with SEC rules, the grant date fair value for performance units excludes the effect of estimated forfeitures. The assumptions used in the valuation are discussed in note 20 to our audited financial statements for fiscal 2012.

The table below shows the grant date fair value determined in accordance with ASC 718 of each component of the amount of Stock Awards for fiscal 2012:

	Grant Date ASC 718 Fair Value ($)
Name	Restricted Stock Units	Performance Units	New Horizon Retention Award
James T. Prokopanko	1,466,636	1,466,694	2,000,000
Lawrence W. Stranghoener	433,324	433,317	2,000,000
James ("Joc") O'Rourke	499,990	499,982	2,000,000
Richard L. Mack	333,326	333,321	2,000,000
Richard N. McLellan	199,996	199,993	1,000,000

The table below shows the value of the performance units granted for fiscal 2012 assuming that the highest level of performance conditions will be achieved:

Name	Value of Performance Units at Grant Date Assuming Highest Level of Performance Achieved ($)(a)
James T. Prokopanko	5,978,901
Lawrence W. Stranghoener	1,766,396
James ("Joc") O'Rourke	2,038,149
Richard L. Mack	1,358,766
Richard N. McLellan	815,260

(a)	Assumes that the market price of a share of our common stock is at least $330.60 when the performance units vest.

(5)	Reflects the grant date fair value for each Named Executive Officer’s grants of stock options in the applicable fiscal year, determined in accordance with ASC 718. The assumptions used in the valuation are discussed in note 20 to our audited financial statements for fiscal 2012.

(6)	Reflects awards under our Management Incentive Plan. We have included additional information about our Management Incentive Plan, including the performance measures for fiscal 2012 and the levels of performance that were achieved, under “Elements of Compensation – Annual Cash Incentives” on page 52 in our Compensation Discussion and Analysis.

(7)	Reflects the aggregate increase in the actuarial value of pension benefits for fiscal 2012, 2011 and 2010 under Cargill’s salaried employees’ pension plan for Mr. Mack.

We have included additional information about this plan, including the plan measurement dates, methodology and assumptions used in determining the amounts in this column, in the Pension Benefits Table and accompanying narrative and notes on page 70.

No non-qualified deferred compensation earnings are reflected in this column because our deferred compensation arrangements do not offer above-market earnings.

(8)	The table below shows the components of compensation that are included in this column for fiscal 2012:

Name	Reportable Perquisites ($)(a)	Company Contributions to Defined Contribution Plans ($)(b)	Other ($)(a)(c)				Total ($)
			Matching Charitable Contributions ($)	Imputed Life and Long-Term Disability ($)	Spousal Travel Gross-Up ($)	Dividend Equivalents and Anti-Dilution ($)
James T. Prokopanko	31,185	347,484	50,000	15,668	13,082	54,874	512,293
Lawrence W. Stranghoener	—	152,903	20,000	13,517	—	16,889	203,309
James ("Joc") O'Rourke	14,743	162,065	10,200	10,114	1,638	31,485	230,245
Richard L. Mack	—	110,574	2,000	6,954	—	12,407	131,935
Richard N. McLellan	—	95,531	18,000	11,362	937	8,613	134,443

(a)	Perquisites that are identified in the table above in accordance with SEC rules include:

•	Amounts paid under our executive physical exam program;

•	Amounts paid under our executive financial planning program; and

•

Amounts reimbursed under our travel policy for travel by spouses to industry and investor conferences. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee. In accordance with applicable rules of the SEC, the tax gross-up is included in the “Other” column in the table above. Tax gross-up payments are determined after the end of each calendar year. As a result, the tax gross-up amount included in the table above reflects the amount reimbursed for calendar 2011.

Except as shown in the table above, the incremental cost to us of perquisites for fiscal 2012 did not exceed $10,000 for any Named Executive Officer.

(b)	Reflects our contributions for Named Executive Officers to the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. Also reflects contributions that we would have made under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Internal Revenue Code that are contributed to our unfunded non-qualified deferred compensation plan. We have included additional information about our unfunded non-qualified deferred compensation plan under “Non-Qualified Deferred Compensation” on page 71.

(c)	Includes:

•	Contributions we made to match charitable donations made by the Named Executive Officers to United Way;

•

Dividend equivalents paid upon vesting of restricted stock units and anti-dilution payments made upon vesting of stock options in fiscal 2012. We have discussed additional detail about these payments in our Compensation Discussion and Analysis under “Elements of Compensation – Long-Term Incentives” on page 56 and “Special Dividend on Common Stock” on page 61; and

•

Premiums we paid for executive life and disability plans. We have discussed additional detail about the executive life and disability plans in our Compensation Discussion and Analysis under – “Elements of Compensation – Employee Benefits – Executive Life and Disability Plans” on page 60.

(9)	Mr. O’Rourke became our Executive Vice President – Operations and Chief Operating Officer on August 13, 2012.
(10)	Mr. McLellan became our Senior Vice President – Commercial on April 19, 2007. Mr. McLellan was not a Named Executive Officer for fiscal 2010.

Grants of Plan-Based Awards

The following table and accompanying narrative and notes provide information about our awards under our Management Incentive Plan, as well as our grants of stock options, restricted stock units and performance units to each of our Named Executive Officers for fiscal 2012. We did not grant any other award under any equity or non-equity incentive plan in fiscal 2012 that would be paid out in a future fiscal year.

Fiscal 2012 Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (# or $)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James T. Prokopanko	—	—	0 (5)	1,250,000	3,125,000	—	—	—	—	—	—	—
	7/21/2011	7/21/2011	—	—	—	—	—	—	—	47,373	70.62	1,466,668
	7/21/2011	7/21/2011	—	—	—	—	—	—	20,768 (6)	—	—	1,466,636
	7/21/2011	7/21/2011	—	—	—	0	18,085	36,170	—	—	—	1,466,694
	7/21/2011	7/21/2011	—	—	—	—	—	—	$2,000,000 (7)	—	—	2,000,000
Lawrence W. Stranghoener	—	—	0 (5)	442,500	1,106,250	—	—	—	—	—	—	—
	7/21/2011	7/20/2011	—	—	—	—	—	—	—	13,997	70.62	433,347
	7/21/2011	7/20/2011	—	—	—	—	—	—	6,136 (6)	—	—	433,324
	7/21/2011	7/20/2011	—	—	—	0	5,343	10,686	—	—	—	433,317
	7/21/2011	7/20/2011	—	—	—	—	—	—	$2,000,000 (7)	—	—	2,000,000
James (“Joc”) C. O’Rourke	—	—	0 (5)	453,750	1,134,375	—	—	—	—	—	—	—
	7/21/2011	7/20/2011	—	—	—	—	—	—	—	16,150	70.62	500,004
	7/21/2011	7/20/2011	—	—	—	—	—	—	7,080 (6)	—	—	499,990
	7/21/2011	7/20/2011	—	—	—	0	6,165	12,330	—	—	—	499,982
	7/21/2011	7/20/2011	—	—	—	—	—	—	$2,000,000 (7)	—	—	2,000,0004
Richard L. Mack	—	—	0 (5)	329,000	822,500	—	—	—	—	—	—	—
	7/21/2011	7/20/2011	—	—	—	—	—	—	—	10,767	70.62	333,346
	7/21/2011	7/20/2011	—	—	—	—	—	—	4,720 (6)	—	—	333,326
	7/21/2011	7/20/2011	—	—	—	0	4,110	8,220	—	—	—	333,321
	7/21/2011	7/20/2011	—	—	—	—	—	—	$2,000,000 (7)	—	—	2,000,000
Richard N. McLellan	—	—	0 (5)	247,000	617,500	—	—	—	—	—	—	—
	7/21/2011	7/20/2011	—	—	—	—	—	—	—	6,460	70.62	200,002
	7/21/2011	7/20/2011	—	—	—	—	—	—	2,832 (6)	—	—	199,996
	7/21/2011	7/20/2011	—	—	—	0	2,466	4,932	—	—	—	199,993
	7/21/2011	7/20/2011	—	—	—	—	—	—	$1,000,000 (7)	—	—	1,000,000

(1)	The date of grant for all of our fiscal 2012 annual long-term incentive awards was the date our Board approved the recommendation of our Compensation Committee for our fiscal 2012 long-term incentive award for our CEO.
(2)	This column shows the threshold, target and maximum potential number of shares to be paid out upon vesting of performance units granted in fiscal 2012.
(3)	Shows the number of shares subject to stock options granted in fiscal 2012.
(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units, stock options, performance units or retention awards granted in fiscal 2012, determined in accordance with ASC 718. In accordance with SEC rules, the grant date fair value for performance units excludes the effect of estimated forfeitures.
(5)	This row shows the threshold, target and maximum potential annual awards under our Management Incentive Program for fiscal 2012. We paid the actual awards for fiscal 2012 in August 2012. The amount of the actual fiscal 2012 award for each Named Executive Officer is set forth in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table.
We have included additional information about our Management Incentive Plan, including the performance measures for fiscal 2012 and the levels of performance that were achieved, under “Compensation Process and Components – Annual Incentives – Management Incentive Plan” in our Compensation Discussion and Analysis.
(6)	This row shows the numbers of shares subject to restricted stock units granted.

(7)	This row shows the dollar amount of the New Horizon retention award granted. The retention award will be paid out on July 21, 2014 in shares of our common stock having a fair market value on the date of vesting equal to the dollar amount shown, if the Named Executive Officer is employed by us on the vesting date.

Outstanding Equity Awards

The following table and accompanying narrative and notes summarize the outstanding equity awards held by the Named Executive Officers as of May 31, 2012.

Fiscal 2012 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
James T. Prokopanko	129,388	—	15.45	8/4/2016	45,524 (4)	2,170,584	18,085	862,293
	53,957	—	20.7	2/1/2017	43,401 (5)	2,069,360
	83,433	—	40.03	8/2/2017	20,768 (6)	990,218
	23,409	—	127.21	7/31/2018	(10)	2,000,000 (10)
	32,050	16,027 (7)	52.72	7/27/2019
	26,337	52,674 (8)	44.93	7/27/2020
	—	47,373 (9)	70.62	7/21/2021
Lawrence W. Stranghoener	12,084	—	15.04	10/29/2014	13,657 (4)	651,166	5,343	254,754
	64,935	—	17.29	8/1/2015	12,241 (5)	583,651
	61,120	—	15.45	8/4/2016	6,136 (6)	292,564
	25,328	—	40.03	8/2/2017	(10)	2,000,000 (10)
	7,315	—	127.21	7/31/2018
	9,614	4,809 (7)	52.72	7/27/2019
	7,428	14,857 (8)	44.93	7/27/2020
	—	13,997 (9)	70.62	7/21/2021
James (“Joc”) C. O’Rourke	8,012	4,007 (7)	52.72	7/27/2019	11,381 (4)	542,646	6,165	293,947
	6,753	13,506 (8)	44.93	7/27/2020	11,128 (5)	530,583
	—	16,150 (9)	70.62	7/21/2021	7,080 (6)	337,574
					(10)	2,000,000 (10)
Richard L. Mack	36,382	—	17.29	8/1/2015	9,674 (4)	461,256	4,110	195,965
	47,319	—	15.45	8/4/2016	8,346 (5)	397,937
	19,368	—	40.03	8/2/2017	4,720 (6)	225,050
	5,486	—	127.21	7/31/2018	(10)	2,000,000 (10)
	6,810	3,406 (7)	52.72	7/27/2019
	5,064	10,130 (8)	44.93	7/27/2020
	—	10,767 (9)	70.62	7/21/2021
Richard N. McLellan	21,593	—	15.04	10/29/2014	6,259 (4)	298,429	2,466	117,579
	13,915	—	17.29	8/1/2015	5,564 (5)	265,292
	16,562	—	15.45	8/4/2016	2832 (6)	135,030
	12,574	—	40.03	8/2/2017	(10)	1,000,000 (10)
	2,926	—	127.21	7/31/2018
	4,406	2,205 (7)	52.72	7/27/2019
	3,376	6,754 (8)	44.93	7/27/2020
	—	6,460 (9)	70.62	7/21/2021

(1)	The exercise price for all stock options is the fair market value of our common stock on the date of grant, which is equal to the closing price as reflected on the New York Stock Exchange composite tape.
(2)	The amounts for restricted stock units were calculated by multiplying the closing market price of our common stock on May 31, 2012 of $47.68 per share by the number of unvested shares.

(3)	These performance units vest on July 21, 2014. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our common stock on May 31, 2012.
(4)	These restricted stock units vested on July 27, 2012.
(5)	These restricted stock units vest on July 27, 2013.
(6)	These restricted stock units vest on July 21, 2014.
(7)	These stock options vested on July 27, 2012.
(8)	Half of these stock options vested on July 27, 2012 and half will vest on July 27, 2013.
(9)	One-third of these stock options vested on July 21, 2012 and one-third vest on July 21 in each of 2013 and 2014.
(10)	Dollar amounts shown represent the fixed value of New Horizon retention awards that will be paid out upon vesting. The retention awards will vest on July 21, 2014 and be paid in the form of shares of our common stock having a fair market value on the date of vesting equal to the dollar amount shown, if the Named Executive Officer is employed by us on the vesting date.

Option Exercises and Stock Vested

The following table and accompanying notes set forth information about stock options that the Named Executive Officers exercised during fiscal 2012 and restricted stock units of the Named Executive Officers that vested during fiscal 2012.

Fiscal 2012 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James T. Prokopanko	—	—	12,578	889,516
Lawrence W. Stranghoener	—	—	3,931	278,000
James (“Joc”) C. O’Rourke	—	—	13,830	728,426
Richard L. Mack	—	—	2,948	208,483
Richard N. McLellan	—	—	2,358	166,758

(1)	We calculated these amounts by multiplying the number of shares exercised times the difference between (a) the closing price of our common stock on the date of the option exercise as reported on the New York Stock Exchange composite tape and (b) the exercise price of the stock option.
(2)	We calculated these amounts by multiplying the number of shares vested times the closing price of our common stock as reported on the New York Stock Exchange composite tape on the vesting date.

Pension Benefits

Cargill Pension Plan

Mr. Mack participates in Cargill’s salaried employees’ pension plan. This plan is a tax-qualified defined benefit pension plan under the provisions of the Internal Revenue Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s salaried employees’ pension plan for Mr. Mack after December 31, 2004. Accordingly, his total credited years of service primarily reflects his service with Cargill, while his credited years of service for employment at Mosaic includes only the period from the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits under Cargill’s salaried employees’ pension plan for Mr. Mack includes post-combination compensation that we pay him.

In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2012, the unused portion of the $19.2 million cap was $6.9 million.

Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

The following table and accompanying narrative and notes provide information about the participation of the Named Executive Officers in Cargill’s salaried employees’ pension plan.

Fiscal 2012 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Richard L. Mack (2)	Cargill, Incorporated and Associated Companies Salaried Employees' Pension Plan	10	183,000

(1)	This amount is an estimate and does not necessarily reflect the actual amount that will be paid to the Named Executive Officer, which will only be known when he becomes eligible for payment.
(2)	Annual benefits for Mr. Mack under Cargill’s salaried employees’ pension plan are equal to 0.80% of final average salary plus 0.35% of final average salary in excess of Covered Compensation (as defined for social security purposes), all times years of service. Years of service are limited to (i) 40 years for the 0.80% component of the benefit, and (ii) 35 years for the 0.35% component of the benefit. Service is frozen for Mr. Mack as of December 31, 2004 and final average salary and covered compensation are as of the termination date of his employment at Mosaic.

Normal retirement benefits are payable at age 65. Mr. Mack may retire with unreduced retirement benefits under the plan once he is age 60. Once he is age 55, he may retire early and receive benefits that are reduced based on the percentages specified in the table below for each year that the payments start prior to age 60. Mr. Mack is age 44 and has 17 years of credited vesting service at May 31, 2012.

Years of Credited Vesting Service	Per Year Reduction Percentage
35 or more	3%
30 – 34	4%
25 – 29	5%
20 – 24	6%
15 – 19	7%

If he terminates employment before age 55, he may either receive an unreduced benefit commencing at age 65, or may elect to receive a reduced benefit at an earlier date.

The normal form of payment of the annual benefit is a straight life annuity. Optional benefit forms include actuarial equivalent joint and survivor and 10-year certain and life annuities. The plan does not offer lump sum payments.

The credited years of service for Mr. Mack include his service with Cargill. His benefits under the plan are fully vested.

Compensation Used to Determine Pension Benefits

Eligible compensation consists of base salary. Eligible compensation is limited under the Internal Revenue Code to $245,000 and $250,000 for calendar 2011 and calendar 2012, respectively.

Valuation Assumptions

The amounts listed in the “Present Value of Accumulated Benefit” column of the Fiscal 2012 Pension Benefits Table and the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table are based on the following assumptions:

•

discount rates of 4.25%, 5.25% and 5.75% for the present value calculations as of May 31, 2012, May 31, 2011 and May 31, 2010, respectively, and post-retirement mortality using the RP-2000 mortality table with fixed 18-year projection as of May 31, 2012 and May 31, 2011 and fixed 10-year projection as of May 31, 2010, combined mortality for active employees and retirees, and no collar adjustments. These are the same assumptions used by Cargill in determining the accumulated benefits under the Cargill salaried employees’ pension plan that it uses in determining its charges to us for the plan;

•	retirement age of 60, which is the earliest age that any Named Executive Officer may retire with unreduced retirement benefits under the plan; and

•	expected terminations, disability and pre-retirement mortality: none assumed.

The present values of the accrued benefits were calculated as of May 31, 2012, the date used by Cargill in determining its charges to us for the plan.

Non-Qualified Deferred Compensation

The table below sets forth the contributions, earnings and distributions for fiscal 2012 and balances at May 31, 2012 for each of the Named Executive Officers under our deferred compensation plan.

Each participant in our deferred compensation plan may choose how and when to receive payments of the portion of the participant’s account balance that results from the participant’s own contributions. A participant may choose to receive payments of this portion of the participant’s account balance on a specified date in a lump sum or in annual installments for up to ten years beginning on a date specified by the participant. If no election is made, payment is made in a lump sum after termination of employment. The portion of the participant’s account balance that results from our contributions is payable after termination of employment.

Fiscal 2012 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
James T. Prokopanko	113,250	296,034	82,078	137,450	1,311,632
Lawrence W. Stranghoener	49,050	118,590	(50,744)	0	557,159
James ("Joc") O'Rourke	50,363	122,577	13,858	72,585	377,947
Richard L. Mack	50,975	70,187	33,546	62,304	444,342
Richard N. McLellan	135,950	60,336	11,102	0	933,429

(1)	These amounts are included as part of the compensation shown for the Named Executive Officer in the “Salary” or “Non-Equity Incentive Plan Compensation” column for fiscal 2012 in the Summary Compensation Table.
(2)

Shows our contributions under the restoration provisions of our deferred compensation plan. The amount we credit under these restoration provisions is equal to the amount that would have been contributed to our tax-qualified defined contribution plan for the Named Executive Officer that exceeds limitations for tax-qualified plans under the Internal Revenue Code. These amounts are included as part of the compensation shown for the Named Executive Officer in the “All Other Compensation” column for fiscal 2012 in the Summary Compensation Table and in the “Company Contributions to Defined Contribution Plans” column in the table in note (8) to the Summary Compensation Table.
(3)	Shows the earnings on each Named Executive Officer’s account balance for fiscal 2012. Gains and losses accrue at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, except that our common stock is excluded. In general, participants in our deferred compensation plan may change how their deferrals are invested at any time. Because the rate of return is based on actual investment measures, no above-market earnings are paid. Accordingly, the amounts in this column were not included in the Summary Compensation Table.
(4)	Shows payments made to each Named Executive Officer from his account in fiscal 2012.
(5)	The table below sets forth the amounts of executive and registrant contributions reported for the Named Executive Officers in the Summary Compensation Table in our Proxy Statement for any prior year:

Name	Contributions ($)
James T. Prokopanko	1,210,362
Lawrence W. Stranghoener	400,402
James ("Joc") O'Rourke	257,853
Richard L. Mack	989,982
Richard N. McLellan	144,383

Potential Payments upon Termination or Change-in-Control

As discussed under “Elements of Compensation – Severance and Change-in-Control Arrangements” in our Compensation Discussion and Analysis on page 60, we have senior management severance and change-in-control agreements with our executive officers, including the Named Executive Officers.

The severance and change-in-control agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of their employment:

•	by us with cause (as the term cause is described below);

•	by us without cause;

•	by the covered executive for good reason (as the term good reason is described below);

•	due to the covered executive’s death or disability; or

•	by the covered executive without good reason.

General Benefits

In general, upon any termination of employment an executive officer is entitled to amounts earned but that we have not paid. These amounts include:

•	base salary for services through the date of termination;

•	bonus amounts earned through the date of termination;

•	vested stock options;

•	compensation deferred by the executive officer and earnings on that deferred compensation;

•	vested benefits under defined benefit retirement plans as described above under “Pension Benefits” on page 69; and

•

vested benefits under defined contribution retirement plans as described in note (8)(b) to the Summary Compensation Table and in the Non-Qualified Deferred Compensation Table and accompanying narrative and notes.

Benefits upon Termination by Company without Cause or by Executive for Good Reason

In addition, in the event of termination by us without cause or by an executive officer for good reason, the executive officer is entitled to:

•	an amount equal to the executive officer’s annual base salary;

•

an amount equal to the executive officer’s prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by the executive officer’s base salary;

•

if the executive officer was employed by us for three months or more during the fiscal year in which the termination occurs, a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan;

•

if the executive officer elects to continue group health or dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimbursement for a portion of the premiums equal to the amount we would pay if the executive officer were an active employee, for up to twelve months as long as coverage under COBRA is available;

•	elect to continue coverage under our life insurance or health flexible spending account programs in accordance with the terms of those programs;

•	compensation for unused vacation; and

•	outplacement services for up to one year (to a maximum of $25,000).

Amounts payable would be reduced by the amount of other compensation the executive officer receives from us as an employee, independent contractor or consultant during the twelve months following termination of employment, as well as by any compensation under any other severance plan of ours.

Benefits Following Change-in-Control

In the event of a qualified change-in-control termination (as the term qualified change-in-control termination is described below), the executive officer is entitled to the same benefits as discussed under “Benefits upon Termination by Company without Cause or by Executive for Good Reason,” except that:

•

our CEO would be entitled to three times, and other executive officers would be entitled to two times, annual base salary and prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by annual base salary;

•

the minimum period for which the executive officer would be required to be employed by us during the fiscal year in order to receive a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan would be reduced to one day;

•	if the executive officer has not used financial planning services or had an executive physical in the year of termination, we would pay the executive officer $7,000 and $10,000, respectively;

•

instead of reimbursing the executive officer for our portion of premium costs to continue coverage under group health, dental and life insurance plans, we would pay the executive officer a lump sum equal to eighteen months of our portion of the premium costs;

•	we would pay the executive officer a lump sum payment equal to eighteen months of the premium costs for executive disability and life insurance policies;

•	the reimbursement for outplacement services would be replaced by a lump sum payment of $25,000; and

•

we would also credit the executive officer’s account under our nonqualified deferred compensation plan with certain amounts that we would have credited through the date of termination of employment under the Mosaic Investment Plan that either:

•	exceed limitations for contributions to tax-qualified plans under the Internal Revenue Code; or

•

are not credited to the executive officer’s account because of a requirement under the Mosaic Investment Plan that a participant remain actively employed as of the end of the year in order to be eligible for our contribution.

If the payments to an executive officer under the agreement together with amounts under other agreements or plans would subject the executive officer to the excise tax imposed by Section 4999 of the Internal Revenue Code on parachute payments as defined in Section 280G of the Internal Revenue Code, the benefits payable to the participant would be reduced if doing so would result in the best net benefit to the executive officer.

Description of Key Terms

For purposes of the severance and change-in-control agreements, in general:

•	“Cause” means:

•	material breach of the severance agreement;

•	gross neglect or willful failure or refusal to perform the executive officer’s duties;

•	personal dishonesty intended to result in substantial personal enrichment at our expense;

•	willful or intentional acts to injure The Mosaic Company or the executive officer’s reputation or business relationships;

•	knowing and intentional fraud again us, our customers, suppliers, clients, agents or employees;

•	conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or

•	material breach of our Code of Business Conduct and Ethics.

•	“Good reason” means:

•	material demotion in status or duties;

•	requiring the executive officer to move his or her regular office location by more than 50 miles; or

•	material diminution in base salary.

•	A “qualified change-in-control termination” means termination of an executive officer’s employment by us without cause or by an executive officer for good reason:

•	within two years following a change-in-control (as the term change-in-control is defined below); or

•

following our entry into a definitive agreement or plan that results in any of the following types of changes in control if the change-in-control occurs within six months after the date of termination:

•	an acquisition of 50% or more of the voting power of our outstanding voting stock;

•

a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or

•	stockholder approval of liquidation or dissolution of The Mosaic Company.

•	A “change-in-control” occurs if:

•	one of the following events occurs:

•	a majority of our directors are not individuals:

•	for whose election proxies were solicited by our Board; or

•	who were appointed by our Board to fill vacancies caused by death, resignations or newly-created directorships;

•	an acquisition of 50% or more of the voting power of our outstanding voting stock; or

•

a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or

•	stockholder approval of liquidation or dissolution of The Mosaic Company.

Obligations of our Executive Officers

The severance and change-in-control agreements require our executive officers to:

•

furnish notice of good reason for termination by the executive officer and an opportunity for us to cure the good reason within 30 days, and continue to perform the executive officer’s duties during the cure period;

•	furnish at least 30 days advance notice of a termination of employment without good reason and continue to perform the executive officer’s duties during the notice period;

•

furnish us with a general release of claims the executive officer may have against us in order to obtain benefits as a result of termination by us without cause or by the executive officer with good reason; and

•	cooperate with the transition of the executive officer’s duties and responsibilities.

The severance and change-in-control agreements prohibit the executive officers from:

•	disclosing confidential information; and

•	for a period of 12 months following termination of employment:

•	soliciting our customers, dealers, employees, vendors and suppliers, or interfering with our business relationships; or

•	competing with us.

Duration of Severance and Change-in-Control Agreements

The new severance and change-in-control agreements will expire March 31, 2014 unless renewed by us and the executive officer, except that following a change-in-control the term will extend to at least the second anniversary of the change-in-control.

Acceleration of Stock Options and Restricted Stock Units upon Change-in-Control

In addition to the provisions of the severance and change-in-control agreements described above, outstanding unvested stock options and restricted stock units granted in fiscal 2010 and 2011 include contractual provisions for acceleration of vesting upon a change-in-control. In connection with such vesting, the dividend equivalents on these restricted stock units, as well as anti-dilution payments payable in 2012 to address the dilutive effects, on outstanding restricted stock units or stock options, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009, would become payable. A change-in-control under these contractual provisions would generally be a change-in-control under the provisions of the severance and change-in-control agreements. In place of this “single trigger,” long-term equity incentive awards granted beginning in fiscal 2012 require a “double trigger” qualified change-in-control termination before vesting in the event of a change-in-control, as long as the consideration our stockholders receive in the change-in-control is stock that is registered under Section 12 of the Securities Exchange Act of 1934.

Potential Acceleration of Payment of Non-Qualified Deferred Compensation

Our non-qualified deferred compensation plan in the U.S. provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

Quantification of Compensation Payable as a Result of Severance or Change-in-Control

The table below sets forth estimated potential incremental amounts payable to each Named Executive Officer pursuant to our severance and change-in-control agreements.

We relied on the following key assumptions in determining the amounts in the table, as well as the other assumptions discussed in the accompanying notes:

•	the termination of employment was effective as of May 31, 2012;

•	the pro rata portion of the annual bonus that would have been payable as of the date of severance was based on the actual bonus under our Management Incentive Plan for fiscal 2012;

•

in estimating the reimbursement for outplacement services in the event of termination of employment without cause or for good reason without a change-in-control, the maximum $25,000 amount of outplacement services is used;

•	we did not pay the executive officer any other compensation as an employee, independent contractor or consultant during the twelve months following termination of employment; and

•	each Named Executive Officer maximized his contributions to the Mosaic Investment Plan.

Any change in these assumptions would change the amounts shown in the table, and the change could be material. The actual amounts that would be paid to a Named Executive Officer can only be determined at the time of the severance or change in control and/or termination of employment and can be expected to be different from the amounts shown in the table below. The table below does not include compensation that is accrued or vested prior to severance or a change in control.

Severance and Change-in-Control Compensation Table

		Change-in-Control Compensation
Name and Benefits	Termination Before Change-in-Control without Cause or for Good Reason ($)	Compensation due to Change-in-Control without Termination ($)(1)	Additional Compensation due to Qualified Change-in-Control Termination ($)(2)		Total Compensation due to Qualified Change-in-Control Termination ($)(3)
James T. Prokopanko
Cash Severance	2,362,500	—	7,087,500		7,087,500
Stock Options	—	165,689	0	(4)	165,689
Restricted Stock Units	—	4,350,914	995,929	(4)	5,346,843
Performance Units	—	—	652,942	(4)	652,942
Health, Dental, Life and Disability Reimbursement	36,640	—	54,960		54,960
Compensation for Unused Vacation	36,346	—	36,346		36,346
Outplacement Services	25,000	—	25,000		25,000
Financial Planning and Executive Physical	—	—	17,000		17,000
Nonqualified Deferred Compensation Plan	—	—	51,385		51,385
Reduction to Avoid Excise Tax (5)	—	—	0		0
Total Estimated Incremental Value	2,460,486	4,516,603	8,921,062		13,437,665
Lawrence W. Stranghoener
Cash Severance	1,076,250	—	2,152,500		2,152,500
Stock Options	—	47,109	0	(4)	47,109
Restricted Stock Units	—	1,267,733	294,252	(4)	1,561,986
Performance Units	—	—	192,904	(4)	192,904
Health, Dental, Life and Disability Reimbursement	34,391	—	51,587		51,587
Compensation for Unused Vacation	0	—	0		0
Outplacement Services	25,000	—	25,000		25,000
Financial Planning and Executive Physical	—	—	17,000		17,000
Nonqualified Deferred Compensation Plan	—	—	25,103		25,103
Reduction to Avoid Excise Tax (5)	—	—	0		0
Total Estimated Incremental Value	1,135,641	1,314,842	2,758,346		4,073,188
James (“Joc”) C. O'Rourke
Cash Severance	1,111,250	—	2,222,500		2,222,500
Stock Options	—	42,351	0	(4)	42,351
Restricted Stock Units	—	1,101,105	339,521	(4)	1,440,627
Performance Units	—	—	222,581	(4)	222,581
Health, Dental, Life and Disability Reimbursement	31,004	—	46,506		46,506
Compensation for Unused Vacation	12,212	—	12,212		12,212
Outplacement Services	25,000	—	25,000		25,000
Financial Planning and Executive Physical	—	—	17,000		17,000
Nonqualified Deferred Compensation Plan	—	—	26,312		26,312
Reduction to Avoid Excise Tax (5)	—	—	0		0
Total Estimated Incremental Value	1,179,466	1,143,456	2,911,632		4,055,088
Richard L. Mack
Cash Severance	850,000	—	1,700,000		1,700,000
Stock Options	—	32,286	0	(4)	32,286
Restricted Stock Units	—	882,354	226,348	(4)	1,108,702
Performance Units	—	—	148,388	(4)	148,388
Health, Dental, Life and Disability Reimbursement	27,819	—	41,729		41,729
Compensation for Unused Vacation	25,000	—	25,000		25,000
Outplacement Services	25,000	—	25,000		25,000
Financial Planning and Executive Physical	—	—	17,000		17,000
Nonqualified Deferred Compensation Plan	—	—	15,447		15,447
Reduction to Avoid Excise Tax (5)	—	—	0		0
Total Estimated Incremental Value	927,819	914,640	2,198,912		3,113,552
Richard N. McLellan
Cash Severance	693,000	—	1,386,000		1,386,000
Stock Options	—	21,441	0	(4)	21,441
Restricted Stock Units	—	578,784	135,809	(4)	714,593
Performance Units	—	—	89,033	(4)	89,033
Health, Dental, Life and Disability Reimbursement	32,656	—	48,984		48,984
Compensation for Unused Vacation	8,077	—	8,077		8,077
Outplacement Services	25,000	—	25,000		25,000
Financial Planning and Executive Physical	—	—	17,000		17,000
Nonqualified Deferred Compensation Plan	—	—	15,947		15,947
Reduction to Avoid Excise Tax (5)	—	—	0		0
Total Estimated Incremental Value	758,733	600,225	1,725,850		2,326,075

(1)	Shows the pre-tax amounts that the Named Executive Officers would realize if they had sold on May 31, 2012 at a price of $47.68, the closing price of our common stock on May 31, 2012, shares of our common stock that:

•	they could acquire pursuant to stock options granted in fiscal 2011 or prior years for which we would accelerate vesting upon a change-in-control pursuant to the terms of the stock options; and

•	we would issue to the executive officers upon a change-in-control pursuant to the vesting of restricted stock units granted in fiscal 2011 or prior years.

Also includes the dividend equivalents on unvested restricted stock units granted in fiscal 2009 through 2011, as well as anti-dilution payments payable after May 31, 2012 upon vesting of long-term incentive awards to address the dilutive effects, on outstanding restricted stock units or stock options, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009. These amounts reflect an estimate of the compensation to the executive officers upon a change-in-control without termination of the executive officer’s employment.

(2)	Excludes the amounts in the “Compensation due to Change-in-Control without Termination” column and reflects the estimated amounts, in addition to those shown in the “Compensation due to Change-in-Control without Termination” column, of compensation to the executive officers upon a qualified change-in-control termination.
(3)	Shows the sum of the amounts in the “Compensation due to Change-in-Control Column without Termination” and the “Additional Compensation due to Termination After Change-in-Control without Cause or for Good Reason” column, and reflects the estimated aggregate amounts of compensation to the executive officers upon a qualified change-in-control termination.
(4)	Shows the pre-tax amounts that the Named Executive Officers would realize if they had sold on May 31, 2012 at a price of $47.68, shares of our common stock that:

•

they could acquire pursuant to stock options granted beginning in fiscal 2012 for which we would accelerate vesting upon a qualified change-in-control termination pursuant to the terms of the stock option; and

•	we would issue to the executive officers upon a qualified change-in-control termination pursuant to the vesting of restricted stock units and performance units granted in fiscal 2012.

In the event of a change-in-control in which the consideration our stockholders receive does not consist solely of shares of common stock that are registered under Section 12 of the Exchange Act, these (a) restricted stock units and performance units would vest, with the vested shares issued at the end of the performance period, and (b) stock options would be cancelled and the holders would be entitled to payment of the excess, if any, of the highest per share price offered to our stockholders in change-in-control over the purchase price per share of the options, for each share subject to the cancelled options.
(5)	The excise tax imposed by the Internal Revenue Code on “excess parachute payments” is 20%. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change-in-control payments calculated under Section 280G of the Internal Revenue Code equals or exceeds three times the average annual compensation attributable to the executive officer’s employment with us and Cargill over the prior five-year period. Under the severance and change-in-control agreements, if the excise tax would otherwise apply, the benefits payable to the executive officer would be reduced if doing so would result in the best net benefit to the executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was formed on October 22, 2004 through the business combination of IMC and the fertilizer businesses of Cargill. Prior to May 25, 2011, Cargill owned approximately 64% of our outstanding common stock.

On May 25, 2011, we consummated the first in a series of transactions intended to result in the split-off and orderly distribution of Cargill’s approximately 64% equity interest in us through a series of public offerings through the New Horizon transaction. These transactions included the following:

•

A merger (the “Merger”) between a subsidiary of ours and our predecessor public company that was then known as The Mosaic Company. Prior to the Merger, we were a wholly-owned subsidiary of our predecessor public company. In connection with the Merger, this predecessor public company was renamed MOS Holdings Inc. (“MOS Holdings”) and we were renamed The Mosaic Company. The Merger had the effect of recapitalizing our prior common stock and making us the parent company of MOS Holdings. In the Merger, all of the outstanding stock of MOS Holdings was converted, on a one-for-one basis, into either our common stock, class A common stock or class B common stock. Following the Merger, our common stock continues to trade on the New York Stock Exchange under the ticker symbol MOS.

•

Cargill conducted a split-off (the “Split-off”) in which it exchanged approximately 178.3 million of our shares that it received in the Merger for shares of Cargill stock held by certain Cargill stockholders (the “Exchanging Cargill Stockholders”), including the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended, and the Anne Ray Charitable Trust dated August 20, 1996, as amended (collectively, the “MAC Trusts”).

•

Cargill also exchanged all of the remaining 107.5 million of our shares that it received in the Merger with certain debt holders of Cargill (the “Exchanging Cargill Debt Holders”) for Cargill debt (the “Debt Exchange”). As of May 25, 2011, Cargill no longer owned any outstanding shares of Mosaic.

•

The MAC Trusts and the Exchanging Cargill Debt Holders (collectively, the “Selling Stockholders”) then sold an aggregate of 115 million shares of our common stock that they received in the Split-off and the Debt Exchange in an underwritten secondary public offering.

Pursuant to a ruling from the U.S. Internal Revenue Service, the Merger, Split-off and Debt Exchange are tax-free to Cargill, Mosaic and their respective stockholders.

As part of the New Horizon transaction, we agreed to conduct a series of additional underwritten secondary public offerings, if necessary, within 15 months after the Split-off to provide for the sale of an additional 42 million of the shares of our stock received by the MAC Trusts in the Split-off.

On September 29, 2011, in connection with our inclusion in the S&P 500 Index, the MAC Trusts sold 20.7 million shares of common stock in one such additional underwritten secondary public offering. The offering was conducted pursuant to an underwriting agreement that we and the MAC Trusts entered into on September 23, 2011 with J.P. Morgan Securities LLC and UBS Securities LLC as underwriters.

On November 17, 2011, we purchased an aggregate of 21.3 million shares of our outstanding class A common stock, series A-4, from the MAC Trusts. The purchase price was $54.58 per share, the closing price for our common stock on November 16, 2011, resulting in a total purchase price of $1,162,554,000. This repurchase completed the disposition of shares designated to be sold by the Exchanging Cargill Stockholders and the MAC Trusts during the 15-month period after the Split-off.

All other shares of our stock received by the Exchanging Cargill Stockholders (approximately 129 million shares in the aggregate) are generally subject to transfer restrictions and will be released in three equal annual installments beginning on November 26, 2013, unless they are sold prior to the release date. We would, at the request of the MAC Trusts or at our own election, register certain of these shares for sale in a secondary offering that could occur each year beginning May 26, 2013. The maximum number of shares that may be included in each such offering is to be determined by the lead underwriter chosen by us for such offering.

Following May 23, 2016, the MAC Trusts have the right to request, on two separate occasions, that we file a registration statement under the Securities Act of 1933, pursuant to which the MAC Trusts could sell any remaining shares received in the Split-off.

In addition, the MAC Trusts became parties to a Governance Agreement. The Governance Agreement is described under the caption “Questions and Answers About the Annual Meeting and Voting – What vote is required for the election of directors and the other proposals to be approved?”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2012, the Compensation Committee of our Board of Directors was comprised of Ms. Cochran and Messrs. Monahan, Popowich and Seaton and, prior to his retirement from our Board in October 2011, Mr. Mathis. No Compensation Committee interlocks nor insider participation occurred during fiscal 2012.

AUDIT COMMITTEE REPORT AND

PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee oversees Mosaic’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K, including the footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

As part of its oversight, the Audit Committee reviewed with management the following material included or summarized in Item 9A of the Annual Report on Form 10-K:

•	Management’s report on its assessment of the effectiveness of Mosaic’s internal control over financial reporting; and

•	Management’s conclusions regarding the effectiveness of Mosaic’s disclosure controls and procedures.

The Audit Committee also reviewed with Mosaic’s independent registered public accounting firm, KPMG LLP, its report on the effectiveness of Mosaic’s internal control over financial reporting included in the Annual Report on Form 10-K. Management has the primary responsibility for maintaining adequate internal control over financial reporting and disclosure controls and procedures. KPMG LLP has the responsibility for auditing the effectiveness of Mosaic’s internal control over financial reporting as of year end and expressing an opinion thereon based on its audit.

The Audit Committee also reviewed with KPMG LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Mosaic’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and Statement on Auditing Standards No. 61, as amended. The Audit Committee has also reviewed with KPMG LLP and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on Mosaic’s financial statements and reports. In addition, the Audit Committee has discussed with KPMG LLP its independence from management and Mosaic, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also reviewed and considered the compatibility of nonaudit services with regard to KPMG LLP’s independence.

The Audit Committee discussed with our internal auditor and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and the reports of KPMG LLP be included in the Annual Report on Form 10-K for the year ended May 31, 2012 for filing with the SEC. The Audit Committee has also approved the reappointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit the financial statements and the effectiveness of internal control over financial reporting for our 2013 fiscal year.

Respectfully submitted,

William R. Graber, Chair

Phyllis E. Cochran

Nancy E. Cooper

William T. Monahan

Fees Paid to Independent Registered Public Accounting Firm

During our 2012 and 2011 fiscal years, KPMG LLP (“KPMG”) provided us with audit, audit-related, tax compliance and planning and other services. We incurred the following fees for services performed by KPMG for these periods:

	2012 ($)	2011 ($)
Audit Fees	4,415,000	4,699,000
Audit-Related Fees	470,000	1,535,000
Tax Fees	433,000	516,000
All Other Fees	0	7,000

Audit fees include fees associated with the annual financial statement audit and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees related to the review of our quarterly reports on Form 10-Q, statutory reporting required internationally, other audits required, as well as assistance with review of documents filed with the SEC.

Audit-related fees principally include fees associated with employee benefit plan audits, certain attest services, accounting consultations and due diligence review assistance. No internal audit assistance services were rendered during such periods. Fiscal 2011 audit fees included $1 million for work associated with the New Horizon transaction.

Tax fees include tax compliance fees related to tax return preparation and review and services related to proposed tax regulations.

Other fees in fiscal 2011 included fees associated with providing our Canadian employees with IFRS training.

The Audit Committee of the Board of Directors has concluded that none of the services provided by KPMG has impaired KPMG’s independence.

Pre-Approval of Independent Registered Public Accounting Firm Services

Pursuant to the Audit Committee’s charter and independent registered public accounting firm services pre-approval policies, the Audit Committee pre-approves the annual audit fees and terms of engagement of our independent registered public accounting firm. In addition, the Audit Committee’s pre-approval policies identify specified categories of audit-related and tax services that may be provided by the independent registered public accounting firm.

The independent registered public accounting firm may be considered for other services not specifically approved as described above so long as the performance of such services by the independent registered public accounting firm is not prohibited by rules of the SEC.

Any engagement of the independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee. All approvals granted by the Chair are reported to the Audit Committee at its next scheduled meeting.

In pre-approving a proposed engagement of the independent registered public accounting firm, the Audit Committee or its Chair considers the impact of the proposed engagement on the independence of the independent registered public accounting firm. If the services do not impair independence, the Audit Committee or its Chair considers such other factors as it deems relevant. Such factors may include, among other matters, (i) the relationship between fees for audit and non-audit services, (ii) whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, (iii) whether the services will improve the quality of the annual audit, (iv) cost, and (v) familiarity with our business, accounting and business systems, accounting principles and corporate structure.

In addition, the Audit Committee, pursuant to its charter, reviews on an annual basis a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Mosaic and its subsidiaries, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discusses with the independent registered public accounting firm its methods and procedures for assuring independence.

All of the services provided by KPMG for our 2012 and 2011 fiscal years were approved by the Audit Committee or its Chair under its policies. None of the services provided by KPMG for our 2012 and 2011 fiscal years were approved after the fact in reliance upon the de minimis exception of Regulation S-X promulgated by the SEC.

PROPOSAL NO. 2 – RATIFICATION OF THE ELECTION OF ONE DIRECTOR ELECTED TO FILL VACANCY

Our Board of Directors currently consists of 11 members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. In accordance with our Bylaws, our Board of Directors has determined to increase the number of directors to 12 members, effective as of the date of the 2012 Annual Meeting. The additional Board seat shall be added to the class of directors whose term expires in 2013 so as to maintain the number of directors in each class as nearly equal as possible as specified by our Restated Certificate of Incorporation.

Our Bylaws provide that any vacancies in the Board of Directors resulting from the increase in the authorized number of directors (other than as a result of an increase in the authorized number of directors above 13 members) may be filled only by a majority vote of the directors then in office, even if less than a quorum. Any director chosen in accordance with the Bylaws to fill a newly created directorship resulting from any increase in the authorized number of directors shall hold office for a term expiring at the next annual meeting of stockholders at which the class of directors of such director is elected.

Our Board also has a retirement policy which provides that a non-employee director will voluntarily retire from the Board by submitting a letter of resignation to the Chairman to be effective not later than the date on which our Annual Meeting of Stockholders is to be held during the calendar year in which the non-employee director has attained or will attain the age of 72. A director who meets this criteria shall submit his or her letter of resignation without regard to the term for which he or she was previously elected to our Board. Our Board shall accept or reject any such resignation based on the best interests of Mosaic.

Harold H. MacKay, who is currently serving in the class of directors whose terms expire at the 2012 Annual Meeting, has been elected by our Board to fill the vacancy resulting from the increase in the authorized number of directors in the class of directors whose terms expire in 2013, to be effective upon the conclusion of the 2012 Annual Meeting. Mr. MacKay was elected by our Board to fill the vacancy for the one-year term although he is 72. Our Board decided to elect him for an additional year as a Mosaic director because Mr. MacKay has served as Chairman of our Corporate Governance and Nominating Committee since the formation of Mosaic in 2004, is a key Board member with strong corporate governance experience as a highly accomplished attorney and as a director, and serves as chair of board governance committees and non-executive chairman of other companies. Mr. MacKay played an important role as a director of IMC in the conception and formation of Mosaic, and chaired the Special Committee that negotiated the New Horizon transaction with Cargill. Because of Mr. MacKay’s longstanding familiarity with our business and extensive experience in business, governmental and regulatory affairs in Canada and the Province of Saskatchewan, where most of our potash mines are located, as well as his in-depth knowledge of the impact and considerations of the New Horizon transaction, our Board believes Mr. MacKay’s corporate governance and risk management expertise continues to be very valuable to us as we continue our transition to a fully independent company.

While we are not required to do so, in an effort to promote good corporate governance practices, our Board has chosen to submit the election by the Board of Directors of Harold H. MacKay to serve as a director in the class whose terms expire in 2013 for ratification in order to ascertain the views of our stockholders on this election. If the election is not ratified, our Board will reconsider its election of Mr. MacKay. Additionally, in accordance with and in the spirit of our new Corporate Governance Guidelines with respect to majority election of directors, Mr. MacKay has agreed to tender, promptly following the failure to receive the required vote at the 2012 Annual Meeting, an irrevocable resignation letter that will be effective upon acceptance by the Board. Our Corporate Governance and Nominating Committee and our Board may consider any factors they deem relevant in deciding whether to accept Mr. MacKay’s resignation.

The Board of Directors recommends a vote FOR ratification of the election of Harold H. MacKay as a director in the class whose terms expire at the Annual Meeting in 2013.

PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 18, 2012, the Audit Committee of the Board of Directors appointed KPMG as the independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending May 31, 2013 and the effectiveness of internal control over financial reporting as of May 31, 2013.

While we are not required to do so, we are submitting the appointment of KPMG to serve as our independent registered public accounting firm for the fiscal year ending May 31, 2013 for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG are expected to be present at the 2012 Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

PROPOSAL NO. 4 – ADVISORY “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote to approve, on a non-binding advisory basis, the fiscal 2012 compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The Compensation Discussion and Analysis section of this proxy statement, beginning on page 36, describes in greater detail Mosaic’s executive compensation programs and decisions made by our Compensation Committee for fiscal 2012. The Compensation Committee and our management have established a compensation philosophy that seeks to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key employees to create stockholder value. We embrace a pay-for-performance philosophy for our executive officers, whereby annual incentive compensation is tied to achievement of annual goals, and long-term incentive compensation consists of stock-based awards that tie compensation levels to the performance of our stock price over time and serve as a tool for our retention of key management talent.

We believe our compensation program for the Named Executive Officers is instrumental in helping Mosaic achieve strong financial performance, operational excellence and its strategic priorities. Accordingly, we ask that our stockholders cast an advisory vote to approve the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Mosaic’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosures set forth in Mosaic’s proxy statement for its 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

As an advisory vote, this proposal is not binding upon Mosaic. However, our Board of Directors and our Compensation Committee, which is responsible for designing and administering Mosaic’s executive compensation program, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers.

BENEFICIAL OWNERSHIP OF SECURITIES

Ownership of Securities by Directors and Executive Officers

The following table shows the number of shares of common stock owned beneficially, within the meaning of SEC rules, as of July 31, 2012, by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table in this Proxy Statement, and (3) all of our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power with respect to the shares of common stock beneficially owned by that individual, and his or her shares are not subject to any pledge. None of the individuals named below beneficially own any shares of our class A common stock or class B common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Outstanding Common Stock
Phyllis E. Cochran	11,946 (3)	*
Nancy E. Cooper	100	*
Gregory L. Ebel	—	*
William R. Graber	22,042 (4)	*
Emery N. Koenig	2,381	*
Robert L. Lumpkins	27,495 (5)	*
Richard L. Mack	178,610	*
Harold H. MacKay	18,809	*
Richard N. McLellan	98,554	*
William T. Monahan	24,009	*
James (“Joc”) C. O’Rourke	46,945	*
James L. Popowich	9,553	*
James T. Prokopanko	525,486	*
David T. Seaton	4,102	*
Steven M. Seibert	12,550	*
Lawrence W. Stranghoener	308,434	*
All directors and executive officers as a group (20 persons)	1,435,679	*

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer.
(2)	Includes the following shares subject to stock options or restricted stock units exercisable, vested or vesting within 60 days of July 31, 2012:

Name	Stock Options	Restricted Stock Units
Phyllis E. Cochran	—	3,093
William R. Graber	—	3,093
Emery N. Koenig	—	1,381
Robert L. Lumpkins	—	6,186
Richard L. Mack	132,488	—
Harold H. MacKay	—	3,093
Richard N. McLellan	83,087	—
William T. Monahan	—	3,093
James (“Joc”) C. O’Rourke	30,908	—
James L. Popowich	—	3,093
James T. Prokopanko	406,728	—
David T. Seaton	—	3,093
Steven M. Seibert	—	3,093
Lawrence W. Stranghoener	204,726	—
All directors and executive officers as a group (20 persons)	961,946	29,218

(3)	Includes 1,013 shares of common stock held by Ms. Cochran’s husband.
(4)	Includes 18,949 shares of common stock held in a trust for which Mr. Graber shares the voting and investment power with his wife.
(5)	Includes 21,309 shares of common stock held in various trusts for which Mr. Lumpkins’ wife is the trustee.

Ownership of Securities by Others

Common Stock

We believe that, based solely on an amendment to Schedule 13G dated January 25, 2012 and filed with the SEC, as of August 13, 2012, only the following named organizations are the beneficial owners of more than 5% of our outstanding common stock:

	Common Stock
Name and Address of Beneficial Owner	Number of Shares	Percent of Outstanding Class
Temasek Holdings (Private) Limited (“Temasek Holdings”)(1) 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	20,049,619	6.49%
Temasek Capital (Private) Limited (“Temasek Capital”)(1) 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	19,302,238	6.25%
Seletar Investments Pte Ltd (“Seletar”)(1) 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	19,302,238	6.25%
Dunearn Investments (Mauritius) Pte Ltd (“Dunearn”)(1) c/o International Management (Mauritius) Limited Les Cascades Edith Cavell Street Port Louis, Mauritius	19,302,238	6.25%

(1)	Based solely on an amendment to Schedule 13G dated January 25,2012:
(a)	Sherwood Investments Pte. Ltd. (“Sherwood”) directly owns 14,946,610 shares of common stock. Sherwood is wholly-owned by Dunearn, which in turn is wholly-owned by Seletar, which in turn is wholly-owned by Temasek Capital, which in turn is wholly-owned by Temasek Holdings.
(b)	Northbrooks Investments (Mauritius) Pte Ltd (“Northbrooks”) directly owns 4,355,628 shares of common stock. Northbrooks is wholly-owned by Dunearn, which in turn is wholly-owned by Seletar, which in turn is wholly-owned by Temasek Capital, which in turn is wholly-owned by Temasek Holdings.
(c)	As of the date of such amendment, each of Temasek Holdings, Temasek Capital, Seletar and Dunearn may be deemed to beneficially own the 14,946,610 shares of common stock owned directly by Sherwood and the 4,355,628 shares of common stock owned directly by Northbrooks, being an aggregate of 19,302,238 shares.
(d)	747,381 shares of common stock are directly owned by Mantaray Investments (Mauritius) Pte Ltd (“Mantaray”). Mantaray is wholly-owned by Lionfish Investments Pte. Ltd., which in turn is wholly-owned by Marina Capital Pte. Ltd., which in turn is wholly-owned by Seatown Holdings Pte. Ltd., which in turn is wholly-owned by Tembusu Capital Pte. Ltd., which in turn is wholly-owned by Temasek Holdings. Temasek Holdings may be deemed to beneficially own these shares of common stock.

(e)	As described in (a) through (d) above, as of the date of such amendment, Temasek Holdings may be deemed to beneficially own 20,049,619 shares of common stock.
(f)	Temasek Holdings, Temasek Capital, Seletar and Dunearn each has shared voting and dispositive power, and Sherwood has sole voting and dispositive power, with respect to the number of shares of common stock shown opposite its name in the table above.

Class A Common Stock

We believe that, based on the stock transfer records of our transfer agent, as of August 13, 2012, the following named organizations are the record holders of more than 5% of our outstanding class A common stock:

Name and Address of Record Holder	Class A Common Stock
	Number of Shares	Percent of Outstanding Class
Christine M. Morse, Paul G. Busch and John B. Chane and their successors, as trustees of the Anne Ray Charitable Trust dated August 20, 1996, as amended 6889 Rowland Road Eden Prairie, MN 55344	35,407,472	27.50%
Christine M. Morse and Paul G. Busch and their successors as trustees of the Margaret A. Cargill Foundation under trust dated January 30, 1995, as amended 6889 Rowland Road Eden Prairie, MN 55344	29,533,550	22.94%
The Namina SubTrust c/o Catherine L. Van Der Schans 601 Carlson Parkway, No. 1235 Minnetonka, MN 55305	7,579,927	5.89%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC. We are required to disclose in this Proxy Statement any failure to timely file the required reports by these dates. Based solely on a review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors, executive officers and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements for our fiscal year ended May 31, 2012 except that we filed a Form 5 on behalf of Phyllis E. Cochran on July 6, 2012, to report purchases of an aggregate of 11.6728 shares of common stock under a dividend reinvestment plan, which purchases should have been reported on one of three prior reports on Form 4 and one of three reports on Form 5 filed on behalf of Ms. Cochran.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

Our Bylaws establish an advance notice procedure for stockholder proposals at our 2013 Annual Meeting of Stockholders. For business to be properly brought before the 2013 Annual Meeting by a stockholder, and for stockholder recommendations of future director nominees to be considered by the Corporate Governance and Nominating Committee:

•	the stockholder must have given written notice thereof to the Corporate Secretary;

•

the notice must be delivered or mailed to and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder proposal or nomination intended to be brought before the 2013 Annual Meeting must be received by the Corporate Secretary no earlier than June 6, 2013 and no later than July 6, 2013;

•	delivery must be by hand or by certified or registered mail, return receipt requested; and

•	the notice must include:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on our books, of the stockholder proposing such business;

•

a representation that the stockholder is a holder of record of shares of our stock entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business;

•	the class and number of shares the stockholder beneficially owns; and

•	any material interest of the stockholder in such business.

Additional requirements relating to a notice of nomination are described in this Proxy Statement under the caption “Proposal No. 1 – Election of Directors – Nomination and Selection of Directors.”

Proposals for inclusion in our proxy material for our 2013 Annual Meeting pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by April 25, 2013 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in our proxy material for our 2013 Annual Meeting.

2012 REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2012 Report to Stockholders, including financial statements for the fiscal year ended May 31, 2012, accompanies this Proxy Statement but is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material. Stockholders who wish to obtain an additional copy of our 2012 Report to Stockholders or a copy of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended May 31, 2012 may do so without charge by viewing these documents on our website at www.mosaicco.com, or by directing a written request to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Director – Investor Relations, or by telephone at (763)  577-8213.

OTHER MATTERS

We know of no matters which will be presented for consideration at the 2012 Annual Meeting other than those stated in the Notice of 2012 Annual Meeting of Stockholders and described in this Proxy Statement. If any matter properly comes before the 2012 Annual Meeting, holders of the proxies will vote your shares in accordance with their judgment regarding such matters, including the election of a director or directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the 2012 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, we may now furnish proxy materials, including this Proxy Statement and our 2012 Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, or Internet Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Internet Notice.

Who is entitled to vote at the meeting?

The Board of Directors has set August 13, 2012, as the record date for the 2012 Annual Meeting. If you were a stockholder of record at the close of business on August 13, 2012, you are entitled to vote at the 2012 Annual Meeting.

As of the record date, the following shares were issued, outstanding and eligible to vote at the 2012 Annual Meeting: 308,904,901 shares of our common stock; and an aggregate of 128,759,772 shares of our class A common stock (consisting of 42,919,945 shares of our class A common stock, series A-1; 42,919,925 shares of our class A common stock, series A-2; and 42,919,902 shares of our class A common stock, series A-3.

What are my voting rights?

Holders of our common stock and each series of our class A common stock are entitled to one vote per share on all matters. Therefore, a total of 437,664,673 votes are entitled to be cast at the meeting for each of the proposals. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Bylaws, the holders of a majority of the shares of the capital stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting (including by participation and voting through www.virtualshareholdermeeting.com/MOS12); or

•	you have properly submitted, and have not revoked, a proxy vote by mail, telephone or via the Internet.

Our Bylaws also provide that if a quorum fails to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present. If the meeting is adjourned, we need not give notice of the new place, date, or time if the new place, date, or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting will be given to persons who are stockholders of record entitled to vote at the meeting as of the new record date.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet;

•	by completing, signing and mailing the printed proxy card, if you received one; or

•

via the Internet, during the 2012 Annual Meeting by going to www.virtualshareholdermeeting.com/MOS12 and using your control number (included on the Notice Regarding the Availability of Proxy Materials we mailed to you or on the proxy card, if you requested one be sent to you).

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided in the proxy materials. If you received a printed proxy card and wish to submit your proxy by mail, please return your signed proxy card to us before the 2012 Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided an Internet Notice or printed voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

How do I vote if my shares are held in the Mosaic Investment Plan (the “Mosaic 401(k) Plan”) or the Mosaic Union Savings Plan?

If you hold any shares in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other stockholder of record. However, your proxy vote will serve as voting instructions to Vanguard Fiduciary Trust Company (the “Trustee”), as Trustee of the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, respectively, and, in accordance with the terms of each plan, the Trustee will vote all of the shares held in each plan in the same proportion as the actual proxy vote instructions submitted by the respective plan participants. If voting instructions are not received by the Trustee by October 1, 2012, or if they are received but are invalid, the shares with respect to which you could have instructed the Trustee will be voted in the same proportion as the shares for which the Trustee received valid participant voting instructions.

What does it mean if I receive more than one Internet Notice or proxy card?

If you receive more than one Internet Notice or proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. You may also vote your shares on the Internet during the meeting by going to www.virtualshareholdermeeting.com/MOS12 and using your control number (included on the Notice of Availability of Proxy Materials we mailed to you or on the proxy card (if you requested one be sent to you). Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting or on the Internet via the virtual meeting.

What vote is required for the election of directors and the other proposals to be approved?

To be elected in an uncontested election, directors must receive a majority of the votes cast by the holders of the shares of our common stock and class A common stock present in person or by proxy at the 2012 Annual Meeting and entitled to vote in the election of directors (meaning the number of shares voted “for” a director must exceed the number of shares voted “against” that director). In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will continue to be a plurality of votes cast.

With respect to the ratification of the election of Harold H. MacKay to fill the vacancy as a director in Class III with a term expiring in 2013, the appointment of KPMG LLP as our independent registered public accounting firm and the Say-on-Pay Proposal, the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of common stock and class A common stock present in person or by proxy and entitled to vote at the 2012 Annual Meeting, voting together as a single class, is required for the approval of those proposals.

We are parties to an Amended and Restated Governance Agreement (the “Governance Agreement”), dated May 25, 2011, with the MAC Trusts that we entered into as part of the New Horizon transaction. Under the Governance Agreement, the MAC Trusts are subject to certain transfer, voting and standstill restrictions. In addition, the MAC Trusts have agreed that, until the earlier of May 25, 2014 and the date on which they, together with certain of their permitted transferees, beneficially own less than 10% of the total voting power for the election of our Board, they will vote at all meetings of our stockholders (other than with respect to the election of directors) their shares of class A common stock and common stock in accordance with our Board’s recommendation with respect to each matter, so long as holders of a majority of the capital stock owned by all holders, other than the MAC Trusts, who have submitted proxies to Mosaic in respect of such meeting by 9:00 a.m. New York City time on the date of the meeting or the date of any rescheduled meeting following an adjournment or postponement thereof, have authorized their securities represented by such proxies to be voted in accordance with our Board’s recommendation on such matter.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee for the Board of Directors and on the other proposals.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you abstain from voting for one or more of the directors, this will have no effect on the election of those directors, however, directors must receive a majority of the votes cast to be elected (meaning the number of shares voted “FOR” a director must exceed the number of shares voted “Against” that director). If you abstain from voting on the ratification of the election of Harold H. MacKay to fill the vacancy as a Class III director whose term expires in 2013, the appointment of KPMG LLP as our independent registered public accounting firm or the Say-on-Pay Proposal, this likewise will have no effect on those proposals.

How does the Board of Directors recommend that I vote?

We are asking for your vote on the following proposals:

•	Election of four directors: Phyllis E. Cochran; Gregory L. Ebel; Robert L. Lumpkins; and William T. Monahan;

•	Ratification of the election of Harold H. MacKay to fill the vacancy as a Class III director;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013; and

•	A non-binding Say-on-Pay advisory vote on Mosaic’s executive compensation program.

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors, “FOR” the ratification of the election of Harold H. MacKay to fill the vacancy as a Class III director, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013, and “FOR” the Say-on-Pay Proposal. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

What if I do not specify how I want my shares voted?

If you hold your shares through a stock brokerage account, bank, trust or other nominee, and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the New York Stock Exchange (the “NYSE”), may not be voted on Proposal No. 1 – Election of Directors or Proposal No. 4 –Say-on-Pay Proposal. Shares for which you do not provide voting instructions may, however, be voted on Proposal No. 2 – Ratification of the Election of One Director Elected to Fill Vacancy and Proposal No. 3 – Ratification of the Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker, bank, trustee or nominee. Broker non-votes will have no effect on the outcome of each of these proposals.

If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote your shares:

•	“FOR” the election of all of the nominees for director;

•	“FOR” the ratification of the election of Harold H. MacKay to fill the vacancy as a Class III director;

•	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013; and

•	“FOR” the Say-on-Pay Proposal.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the 2012 Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote:

•	if you voted over the telephone or by Internet, by voting again over the telephone or by Internet no later than 11:59 p.m. Eastern time on October 3, 2012;

•	if you completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the meeting;

•	by submitting timely written notice of revocation to our Corporate Secretary at the address shown on page 29 of this Proxy Statement; or

•	by voting virtually during the meeting at www.virtualshareholdermeeting.com/MOS12.

Attending the meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the meeting. If you have any questions about the 2012 Annual Meeting or how to vote or revoke your proxy, you should write to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Vice President – Investor Relations, or call (763) 577- 8213.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may revoke your proxy and change your vote as described above, but only until October 1, 2012. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by responding affirmatively when prompted during telephone or Internet voting or by marking the attendance box on the proxy card.

You may also attend the annual meeting virtually via the Internet by going to www.virtualshareholdermeeting.com/MOS12. Stockholders of record who use their control number (included on your Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you), will be able to vote electronically during the meeting. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail and Internet. In addition, our directors, officers and regular employees may solicit proxies by personal interview, telephone or telegrams. These individuals will receive no additional compensation for their services other than their regular salaries.

2012 ANNUAL MEETING

Our 2012 Annual Meeting will be held on Thursday, October 4, 2012, at 10:00 a.m. local time at the Crowne Plaza Hotel. You will also be able to attend the 2012 Annual Meeting via the Internet at www.virtualshareholdermeeting.com/MOS12. You will need the 12-digit number included on the notice or proxy card we mailed to you in order to vote via the Internet during the 2012 Annual Meeting. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote.

DIRECTIONS TO THE CROWNE PLAZA HOTEL

The meeting will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441. The general telephone number for the Crowne Plaza Hotel is (763) 559-6600.

General Directions

The Crowne Plaza Hotel is just east of I-494 between Highway 55 and Rockford Road. From the County Rd. 9/Rockford Road exit proceed east on County Rd. 9/Rockford Road. Turn South on Vinewood. The Hotel is approximately 2 miles south, on the west side of the road.

From Minneapolis-St. Paul International Airport

Follow Interstate 494 West. It will become Interstate 494 North. Stay on I-494 North until Highway 55, Exit 22. Turn right onto Highway 55 East, then left (north) at the first set of signal lights, onto Northwest Boulevard. Turn left at Xenium Lane and follow Xenium Lane to the Hotel. The Hotel will be on the left.

From Downtown Minneapolis

Take Interstate 394 West to the Plymouth Road Exit. Turn right and follow Plymouth Road, which will become Northwest Boulevard. After crossing Highway 55, turn left at Xenium Lane. Follow Xenium Lane to the Hotel. The Hotel will be on the left.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 4, 2012.

THE MOSAIC COMPANY
THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219

Meeting Information
Meeting Type: Annual
For holders as of: August 13, 2012
Date: October 4, 2012 Time: 10:00 AM
Location: Crowne Plaza Hotel
3131 Campus Drive Plymouth, Minnesota 55441 Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/MOS12.

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT 2012 REPORT TO STOCKHOLDERS
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September 20, 2012 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet:

Before The Meeting:     Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

During The Meeting:    Go to www.virtualshareholdermeeting.com/MOS12. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the listed nominees:
1.	Election of four directors for terms expiring in 2015, each as recommended by the Board of Directors.
Nominees:
1a. Phyllis E. Cochran
1b. Gregory L. Ebel
1c. Robert L. Lumpkins
1d. William T. Monahan

The Board of Directors recommends you vote FOR the following proposals:
2.	Ratification of election of one director, Harold H. MacKay.
3.

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending May 31, 2013 and the effectiveness of internal control over financial reporting as of May 31, 2013.

4.	A non-binding advisory vote on executive compensation (“Say-on-Pay”).
5.

In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2012 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2012 Report to Stockholders are available at www.proxyvote.com.

M49051-P29635-Z58669

THE MOSAIC COMPANY

Annual Meeting of Stockholders

October 4, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned, having received the Notice of 2012 Annual Meeting of Stockholders and proxy statement, hereby constitutes and appoints James T. Prokopanko, Lawrence W. Stranghoener and Richard L. Mack, and each of them with full power of substitution, Proxies to represent the undersigned at the Annual Meeting of Stockholders of The Mosaic Company to be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on October 4, 2012 at 10:00 a.m., local time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations as noted in the proxy statement and on the reverse side of this card. The Proxies cannot vote these shares unless you return this signed card by mail or instructions by Internet or phone as described on the reverse side of this card.

If the undersigned is a participant in the Mosaic Investment Plan or the Mosaic Union Savings Plan, the undersigned hereby directs Vanguard Fiduciary Trust Company (the “Trustee”) as Trustee of the Mosaic Investment Plan or the Mosaic Union Savings Plan, to vote at the Annual Meeting of Stockholders of The Mosaic Company to be held on October 4, 2012 and at any and all adjournments thereof, the shares of common stock of The Mosaic Company, allocated to the account of and as instructed by the undersigned. For participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan, if voting instructions are not received by the Trustee by October 1, 2012, or if they are received but are invalid, the shares with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions for each plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MOS12

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49050-P29635-Z58669	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MOSAIC COMPANY
The Board of Directors recommends you vote FOR the listed nominees:

1.	Election of four directors for terms expiring in 2015, each as recommended by the Board of Directors.

	Nominees:	For	Against	Abstain

	1a. Phyllis E. Cochran	☐	☐	☐
	1b. Gregory L. Ebel	☐	☐	☐
	1c. Robert L. Lumpkins	☐	☐	☐
	1d. William T. Monahan	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of election of one director, Harold H. MacKay.	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending May 31, 2013 and the effectiveness of internal control over financial reporting as of May 31, 2013.	☐	☐	☐

4.	A non-binding advisory vote on executive compensation (“Say-on-Pay”).	☐	☐	☐

5.	In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2012 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date